UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Fastenal Company
(Name of Registrant as Specified in its Charter)

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2001 Theurer Boulevard
Winona, Minnesota 55987-0978
(507) 454-5374
February 25, 2026
Dear Fellow Shareholders:
I am pleased to invite you to attend our annual meeting to be held at the Remlinger Muscle Car Museum located at 3560 Service Drive, Winona, Minnesota, 55987, commencing at 10:00 a.m., central time, on Thursday, April 23, 2026.
The following notice of annual meeting and the proxy statement describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions.
This year we are again taking advantage of a Securities and Exchange Commission (SEC) rule allowing us to furnish our proxy materials over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in street name), you will receive a notice regarding availability of proxy materials from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (a registered shareholder), you will continue to receive a copy of our proxy materials by mail as in previous years.
We hope that you will be able to attend the annual meeting in person. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote by completing and returning the enclosed proxy promptly.

Sincerely,

Scott A. Satterlee
Chair of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Thursday, April 23, 2026 at 10:00 a.m. (central time)

PLACE	Remlinger Muscle Car Museum 3560 Service Drive Winona, Minnesota 55987

ITEMS OF BUSINESS	1. The election of a board of directors consisting of 11 members to serve until the next regular meeting of shareholders and until their successors have been duly elected and qualified.
2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.
3. An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.
4. The approval of the Fastenal Company Employee Restricted Stock Unit Plan.
5. The approval of the Fastenal Company Non-Employee Director Stock and Restricted Unit Plan.
6. The consideration of a shareholder proposal relating to an EEO-1 report disclosure policy, if properly presented at the annual meeting.
7. The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 23, 2026.

VOTING BY PROXY
YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 23, 2026: The notice, proxy statement, and 2025 annual report are available at www.proxyvote.com.

By Order of the Board of Directors,

John J. Milek
Vice President General Counsel
Winona, Minnesota
February 25, 2026

PROXY STATEMENT
Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as we, our, or us) for use in connection with the annual meeting to be held on Thursday, April 23, 2026 at 3560 Service Drive, Winona, Minnesota, 55987, commencing at 10:00 a.m., central time, and at any adjournments thereof. The mailing address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors' form of proxy to shareholders whose shares are registered directly in their names with our transfer agent (registered shareholders) will commence on or about March 13, 2026. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in street name) will commence on or about the same date.

General information about the meeting and voting	2

Proposal #1 – Election of directors	5

Corporate governance and director compensation	9

Proposal #2 – Ratification of appointment of independent registered public accounting firm	20

Audit and related matters	20

Proposal #3 – An advisory vote on a non-binding resolution to approve the compensation of our named executive officers disclosed in this proxy statement	22

Executive compensation	22

Proposal #4 – Vote to approve the Employee Restricted Stock Unit Plan	43

Proposal #5 – Vote to approve the Non-Employee Director Stock and Restricted Stock Unit Plan	46

Proposal #6 – Shareholder proposal relating to an EEO-1 report disclosure policy	50
Security ownership of principal shareholders and management	52

Additional matters	54

Householding	54

Deadlines for receipt of shareholder proposals and nominations for the 2027 annual meeting	55
FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking information. Risks and uncertainties that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A, 'Risk Factors' included in our Annual Report on Form 10-K, as may be updated in our subsequent filings with the U.S. Securities and Exchange Commission (the SEC). To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements as a result of new information or future events.
SPECIAL NOTE REGARDING PRESENTATION
On April 23, 2025, we announced a two-for-one stock split of our outstanding common stock. Holders of our common stock, par value $0.01 per share, at the close of business on May 5, 2025, received one additional share of common stock for every share of common stock they owned. The stock split took effect at the close of business on May 21, 2025. All historical common stock share, per share information, and stock option awards for all periods presented in this document have been retroactively adjusted to reflect the two-for-one stock split.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
These are the proposals scheduled to be voted on at the annual meeting:
•Election of all 11 directors (Proposal #1);
•Ratification of the appointment of PricewaterhouseCoopers (PwC) LLP as our independent registered public accounting firm for 2026 (Proposal #2);
•Adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers (Proposal #3);
•Approval of the Fastenal Company Employee Restricted Stock Unit Plan (Proposal #4);
•Approval of the Fastenal Company Non-Employee Director Stock and Restricted Stock Unit Plan (Proposal #5); and
•Consideration of a shareholder proposal relating to an EEO-1 report disclosure policy (Proposal #6).
Who is entitled to vote?
The common stock of Fastenal, par value $0.01 per share, is our only authorized and issued voting security. At the close of business on February 23, 2026, there were 1,148,328,513 shares of common stock issued and outstanding, each of which is entitled to one vote. Only shareholders of record at the close of business on February 23, 2026 will be entitled to vote at the annual meeting or any adjournments thereof.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.
How many votes are required to approve each proposal?
Election of Directors
As is the case this year, where the number of nominees does not exceed the number of directors to be elected, directors are elected by a majority of the votes cast. This means that each director must receive more votes for his or her election than votes against in order to be elected. If an incumbent director fails to receive a sufficient number of votes to be elected, he or she must promptly offer to resign, the nominating and corporate governance committee will make a recommendation on the resignation offer, and the board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. Shareholders do not have the right to cumulate their votes in the election of directors.
Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #2.
Approval of Executive Compensation
The vote to approve our executive compensation is advisory and not binding on our board of directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes 'FOR' Proposal #3 exceeds the number of votes 'AGAINST' Proposal #3.
Approval of Employee Restricted Stock Unit Plan
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #4.
Approval of Non-Employee Director Stock and Restricted Stock Unit Plan
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #5.
Shareholder Proposal
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for the approval of Proposal #6.

How are votes counted?
You may vote 'FOR', 'AGAINST' or 'ABSTAIN' on each proposal. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors or the approval of executive compensation, it has the same effect as a vote against the proposal. An abstention will not have any effect on the outcome of the election of directors or on the approval of executive compensation. If you sign and submit a proxy card without voting instructions, your shares will be voted 'FOR' each director nominee, and 'FOR' or 'AGAINST' any other proposal as recommended by the board (or, if there is no recommendation of the board on a Proposal, your shares will be voted 'ABSTAIN' on such Proposal).
What is a broker non-vote?
If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on 'routine' matters, which include Proposal #2, but not on 'non-routine' proposals, which include Proposals #1, #3, #4, #5, and #6. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a broker non-vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy and entitled to vote for the purpose of determining whether our shareholders have approved that matter.
How does the board recommend that I vote?
Fastenal's board recommends that you vote your shares:
•'FOR' each of the nominees to the board named in this proxy statement;
•'FOR' the ratification of the appointment of PwC LLP as our independent registered public accounting firm for 2026;
•'FOR' the adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers;
•'FOR' the approval of the Fastenal Company Employee Restricted Stock Unit Plan; and
•'FOR' the approval of the Fastenal Company Non-Employee Director Stock and Restricted Stock Unit Plan.
The board makes no recommendation as to how shareholders vote on the adoption of the shareholder proposal.
How do I vote my shares without attending the annual meeting?
Registered Shareholders
If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:
•By telephone: (1) call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 22, 2026, (2) have your proxy card available, and (3) follow the instructions provided;
•Over the internet: (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 22, 2026, (2) have your proxy card available, and (3) follow the instructions provided; or
•By mail: (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.
Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan (401(k) plan)
If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustee will vote shares for which no directions have been received by April 20, 2026, and shares not credited to any participant's account, in proportion to votes cast by participants who have timely responded.

How do I vote my shares in person at the annual meeting?
If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain and bring to the annual meeting a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting and you must follow the instructions provided by your broker for any shares held in street name to be able to participate and vote at the annual meeting. We encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you are a registered shareholder who wishes to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy's authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.
How do I change my vote?
If you are a registered shareholder, you may revoke your proxy prior to the annual meeting by mailing a later dated proxy or by submitting a subsequent proxy by telephone or over the internet at any time before the applicable deadline noted above. Attendance at the meeting itself will not revoke a previously granted proxy unless written notice of the revocation or subsequent proxy is revoked as described in the previous sentence or, by delivering to an officer of Fastenal a written notice of termination of the proxy's authority at any time prior to the meeting. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.
* * * * * * * * *

PROPOSAL #1—ELECTION OF DIRECTORS
Nominees and Required Vote
Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than five nor more than twelve directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. The board currently consists of 11 members. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders' meeting and will hold office for the term for which he or she was elected and until a successor is elected and qualified.
Each of the nominees named below is a current director of Fastenal and has agreed to be named in this proxy statement and to serve if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve for the ensuing year if elected, except with respect to Daniel L. Florness, who on December 19, 2025, announced his decision to step out of the roles of chief executive officer and director, effective July 16, 2026 (the 'CEO Transition Date'). Our board also appointed Jefferey M. Watts, our current president and chief sales officer, as our next chief executive officer, effective as of the CEO Transition Date. Assuming that the shareholders of the Company re-elect Mr. Florness as our director at the annual meeting, the board intends to appoint Mr. Watts as a director of the board to replace Mr. Florness, effective as of the CEO Transition Date.
Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the 11 nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.
The following table sets forth certain information as to each director standing for election at the annual meeting.

						Committee Memberships
Name	Age	Director Since	Principal Occupation	Board	Independent	Audit	Compensation (1)	Nominating and Corporate Governance
Scott A. Satterlee	57	2009	Retired President of North America Surface Transportation Division, C.H. Robinson Worldwide, Inc.	Chair	X
Michael J. Ancius	61	2009	Vice President and Chief Financial Officer, A.L.M. Holding Company	X	X	Chair	X
Stephen L. Eastman	61	2015	Retired President of the Aftermarket, Parts, Garments, and Accessories Division, Polaris Inc.	X	X		X	Chair
Brady D. Ericson	54	2025	President and Chief Executive Officer of PHINIA Inc.	X	X	X
Daniel L. Florness (2)	62	2016	Chief Executive Officer of Fastenal Company	X
Rita J. Heise	69	2012	Self-Employed Business Consultant, Retired Corporate Vice President and Chief Information Officer, Cargill, Incorporated	X	X		X	X
Hsenghung Sam Hsu	56	2020	Retired Executive Vice President of Strategic Planning, Ecolab Inc.	X	X	X		X
Daniel L. Johnson	62	2016	Retired Chief Executive Officer, M.A. Mortenson Company	X	X		Chair	X
Sarah N. Nielsen	52	2021	Chief Financial Officer of First Citizens Bank	X	X	X	X
Irene A. Quarshie	49	2023	Senior Vice President of Global Supply Chain and Logistics for Target Corporation	X	X	X		X
Reyne K. Wisecup	63	2000	Retired Senior Executive Vice President - Human Resources of Fastenal Company	X
Number of 2025 meetings				4	2	6	5	4

(1)On February 6, 2026, Dan Johnson was named the chair of our compensation committee. Throughout 2025 and until February 5, 2026, the chair was Ms. Heise.
(2)On December 19, 2025, Mr. Florness announced his decision to step out of the roles of chief executive officer and director, effective as of the CEO Transition Date. Our board also appointed Mr. Watts, our current president and chief sales officer, as our next chief executive officer, effective as of the CEO Transition Date. Assuming that the shareholders of the Company re-elect Mr. Florness as our director at the annual meeting, the board intends to appoint Mr. Watts as a director of the board to replace Mr. Florness, effective as of the CEO Transition Date.
Director Qualifications
Fastenal's board of directors is comprised of individuals of varying backgrounds and experiences. Our directors who are current or former members of management bring important internal insights and perspective developed during their years of experience in operations and administration at Fastenal. They provide direct-line feedback for the people-centered culture that has played a major role in our success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, logistics, supply chain, commercial construction, international market development, information technology, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.
The board believes each of the nominees possesses the experience, skills, and attributes to serve on our board of directors, and collectively contribute to its ongoing success.
Mr. Scott A. Satterlee serves as chair of the board. He retired in January 2016 as president of the North America Surface Transportation Division of C.H. Robinson Worldwide, Inc., a position he held since December 2014. He served as a senior vice president of transportation of C.H. Robinson from December 2007 through December 2014, and as a vice president of transportation of C.H. Robinson from early 2002 through December 2007. C.H. Robinson is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. As an executive officer of C.H. Robinson, Mr. Satterlee was responsible for a portion of its worldwide operations with duties that included oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee helped develop and oversee implementation of network compensation plans for C.H. Robinson, and was accountable for expanding operations into portions of South America, Europe, and Asia. Mr. Satterlee has also served on various non-profit boards in the Rocky Mountain region. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with Fastenal's strategic focus.
Mr. Satterlee attended 100% of the general meetings of the board in 2025.
Mr. Michael J. Ancius has served as the vice president and chief financial officer of A.L.M. Holding Company since January 2018 and he began working for the company in June 2017. A.L.M. is a privately-held construction and energy company headquartered in Onalaska, Wisconsin. From 1997 to June 2017, Mr. Ancius was the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a privately-held multi-location convenience store chain. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of RSM US LLP for ten years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, development of compensation strategies, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his experience with taxation and financial accounting matters, as well as completing a CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors and the COSO Enterprise Risk Management Certificate Program from the American Institute of Certified Public Accountants, brings beneficial insight to chair Fastenal's audit committee.
Mr. Ancius attended 100% of the general meetings of the board in 2025, as well as 100% of both the audit and compensation committee meetings in 2025.
Mr. Stephen L. Eastman retired in December 2024 as president of the aftermarket, parts, garments, and accessories (PG&A) division of Polaris Inc., headquartered in Medina, Minnesota, after which he served as a strategic advisor from January 2025 to December 2025. Polaris is an industry leader in the manufacturing and marketing of recreational vehicles, where Mr. Eastman led the global business, strategic direction, product and brand development, supply chain operations, and multi-channel sales and marketing, of the aftermarket, PG&A division since August 2015. From February 2012 to August 2015, he served as vice president of that same division. He has also led the acquisition and integration of several aftermarket brands. From October 2011 to February 2012, Mr. Eastman worked as an independent business consultant. Prior to October 2011, Mr. Eastman held various executive and managerial positions during a tenure of almost 30 years with Target Corporation, a multi-location and online retailer of consumer products, including president of Target.com from 2008 to October 2011. His background in executive and managerial leadership in multi-location consumer products companies, supply chain strategy, inventory management, eCommerce, and mergers and acquisitions integration provides valuable insight and guidance in these areas to the board. Mr. Eastman also serves on the board of directors of privately-held Specialized Bicycle Components, a designer, manufacturer, and marketer of bicycles, bicycle components, and related products, as well as the non-profit board of directors of the Boys and Girls Club of the Twin Cities. Additionally, Mr. Eastman's diverse business background provides the experience to chair Fastenal's nominating and corporate governance committee.
Mr. Eastman attended 100% of the general meetings of the board in 2025, as well as 100% of both the compensation and nominating and corporate governance committee meetings in 2025.
Mr. Brady D. Ericson has served as the president, chief executive officer, and director of PHINIA Inc., located in Auburn Hills, Michigan, since July 2023. PHINIA is a publicly-traded, global, market-leading provider of premium solutions and components across commercial vehicles, industrial applications, and the automobile industry with more than 12,000 employees and generating in excess of $3.4 billion in annual revenues. From March 2022 to July 2023, Mr. Ericson served as president and general manager of the Fuel Systems and Aftermarket Segment of BorgWarner that principally became PHINIA following its spin-off. From June 2019 to March 2022, Mr. Ericson served as the president and general manager of the Morse Systems segment at BorgWarner. From 1998 through 2019, he served in various positions of increasing leadership at BorgWarner from chief strategy officer, president of Emissions Systems and BERU systems, vice president and general manager of various divisions, as well as positions in operations, manufacturing strategy, engineering, and sales with assignments in North America, Europe, and Asia. Mr. Ericson also served on the board of directors of Romeo Power, Inc., a publicly-held company, from January 2021 to August 2021. His background in executive and managerial leadership, strategic planning, spin-offs, acquisitions and divestitures, operational and business experience, as well as in-depth knowledge of the global transportation industry, provides valuable insight and guidance in these areas to the board.
Mr. Ericson attended 100% of the general meetings of the board in 2025, as well as 100% of the audit committee meetings in 2025 that were held during his term of service on the board.
Mr. Daniel L. Florness has served as our chief executive officer since August 2024, and previously served as both our president and chief executive officer from January 2016 to July 2024. He began his career at Fastenal in 1996 and served as our chief financial officer from June 1996 to December 2002 and executive vice president and chief financial officer from December 2002 to December 2015. During his time as chief financial officer, Mr. Florness' experience with Fastenal expanded beyond finance, including leadership of product development and procurement, a portion of our manufacturing division, and, in later years, our national accounts business. In his role as chief executive officer, Mr. Florness provides the board with critical input on the development and implementation of high level strategies for Fastenal and on the overall operations and resources of Fastenal. In addition, his long prior tenure as chief financial officer makes Mr. Florness uniquely situated to provide the board with in-depth insight into Fastenal's financial planning, internal controls, and regulatory compliance. Mr. Florness also serves on the board of directors of H.B. Fuller, a publicly-held company in the global adhesives market, and is on the board of trustees of Emplify Health (f/k/a Bellin Gundersen Health System, Inc.), an integrated health care system primarily located in Wisconsin, as well as Upper Michigan, northeastern Iowa, and southeastern Minnesota. Additionally, he has served on the boards of various community organizations. On December 19, 2025, Mr. Florness announced his decision to step out of the roles of chief executive officer and director, effective as of the CEO Transition Date. Our board also appointed Jeffery M. Watts, our current president and chief sales officer, as our next chief executive officer, effective as of the CEO Transition Date.
Mr. Florness attended 100% of the general meetings of the board in 2025.
Ms. Rita J. Heise retired in December 2011 as corporate vice president and chief information officer of Cargill, Incorporated, an international producer and marketer of food, agricultural, financial and industrial products and services, and one of the largest privately-owned companies in the world headquartered in Wayzata, Minnesota. In her capacity as the chief information officer, she was responsible for Cargill's information technology worldwide. While at Cargill, she also served as a platform leader providing executive leadership for the agriculture horizon, animal nutrition, and salt/de-icing businesses and was a member of the business transformation and process improvement leadership teams. Prior to joining Cargill, Ms. Heise was the chief information officer for the aerospace business of Honeywell International Inc. and for Honeywell's Europe, Middle East, and Africa operations. During her 25 years at Honeywell, she worked on business integrations, process improvement teams, and mergers and acquisitions; led various information technology assignments; and held positions in supply chain, operations, customer service, and distribution. Ms. Heise previously served on the board of Blue Cross Blue Shield of Minnesota (BCBSMN), a non-profit health services company, where she also served as chair of the board. She previously served on the board of Adventium Labs, a privately-held systems engineering and cybersecurity company, and Curtiss Wright Corporation, a publicly-held engineering company specializing in providing high-tech, critical-function products, systems, and services to the commercial, industrial, defense and power markets. Her information technology background, combined with a diverse operations background, offers the board valuable insight on ways for Fastenal to maximize the use of advancing technologies in marketing, operations, and distribution, and to effectively manage cybersecurity risks. Additionally, Ms. Heise's diverse business background provides the experience to chair Fastenal's compensation committee.
Ms. Heise attended 100% of the general meetings of the board in 2025, as well as 100% of both the compensation and nominating and corporate governance committee meetings in 2025.

Mr. Hsenghung Sam Hsu has served as a council member of the World Economic Forum’s Network of Global Future Councils (WEF GFC) - the world’s foremost multistakeholder and interdisciplinary knowledge network dedicated to promoting innovative thinking to shape a more resilient, inclusive and sustainable future since March 2025. Each council’s insights are taken forward by the World Economic Forum’s ongoing initiatives, communities and meetings to ensure impact. Mr. Hsu retired in January 2025 as executive vice president of strategic planning for Ecolab Inc., a global leader in water, hygiene, and infection prevention solutions and services, headquartered in St. Paul, Minnesota, where he led corporate strategy and various business initiatives since January 2016. He had held various other positions with Ecolab since 1996, including as executive vice president/senior vice president, global services business sector from 2012 to January 2016. Prior to his service with Ecolab, Mr. Hsu was employed with Merrill Lynch Asset Management and the Ministry of Health in Taiwan, where he was born. His background in global business management, strategic planning, corporate governance, finance, treasury and capital markets, business-to-business sales and marketing, mergers and acquisitions, digital transformation, developing high-performing teams, new business developments, and environmental, social, and governance (ESG) thought leadership, provides valuable insight and guidance in these areas to the board. Mr. Hsu previously served as chair of the board of directors for the Children's Theatre Company in Minneapolis, served on the board of directors for the American Composers Forum, served as chair on the Food, Agriculture and Beverage committee for the American Chamber of Commerce in Shanghai, served on the board of directors of the Chinese Institute of Food Science and Technology, and was executive director of the board for the China Health Inspection Association.
Mr. Hsu attended 100% of the general meetings of the board in 2025, as well as 83% of the audit and 100% of the nominating and corporate governance committee meetings in 2025.
Mr. Daniel L. Johnson retired as chief executive officer of M. A. Mortenson Company at the end of 2024. Mr. Johnson is currently a member of the board of directors for Mortenson, a family-owned commercial, energy, and infrastructure construction company that provides construction-related contracting, development, and program management services throughout North America, and is headquartered in Minneapolis, Minnesota. Mortenson employs more than 10,000 team members and generates in excess of $9.0 billion of annual revenues. Before assuming his role as chief executive officer in January 2017, Mr. Johnson served as president of Mortenson from January 2015 to December 2016 and as chief operating officer of Mortenson from 2008 to December 2014. Prior to that, he held various leadership and managerial positions with Mortenson since joining that company in 1986. Non-residential construction customers have historically represented a meaningful portion of Fastenal's sales, and Mr. Johnson's background in executive and managerial leadership of a major construction company provides the board with valuable insight into and guidance regarding this important sector of Fastenal's business. Mr. Johnson has served on numerous non-profit and industry boards over the years. He is currently a board member of the North Dakota State University College of Engineering Board of Advisors, Hazeltine National Golf Club, Mortenson Construction Holdings, Inc., and M.A. Mortenson Company.
Mr. Johnson attended 100% of the general meetings of the board in 2025, as well as 100% of both the compensation and nominating and corporate governance committee meetings in 2025.
Ms. Sarah N. Nielsen is the chief financial officer of First Citizens Bank, a community bank in Mason City, Iowa, where she has served since November 2017. From November 2005 to May 2017, she was vice president and CFO of Winnebago Industries, Inc., a leading U.S. manufacturer of premium outdoor recreation products under multiple brands. She also served on the audit committee of the board of directors for the Recreation Vehicle Industry Association, a national trade association, from 2014 to 2017. During her tenure with Winnebago, she led the due diligence and financing efforts that resulted in the strategic acquisition of Grand Design RV, developed long term strategies surrounding post-retirement healthcare benefits, implemented a strategic sourcing and procurement program, and oversaw management of specific divisions. Ms. Nielsen began her career with Deloitte & Touche LLP in 1995, spending ten years in the audit practice and advancing to senior audit manager in 2002. Her background in financial management and reporting, strategic planning, sourcing, and public company governance offers valuable insight and guidance to the board. Ms. Nielsen served on the Clear Lake Area Chamber of Commerce Board from 2018 through 2025, including as Chair in 2024 and Treasurer from 2020 to 2023. She currently serves on the board of the Clear Lake Development Foundation.
Ms. Nielsen attended 75% of the general meetings of the board in 2025, as well as 83% of the audit and 100% of the compensation committee meetings in 2025.

Ms. Irene A. Quarshie has served as the Senior Vice President of Global Supply Chain and Logistics for Target Corporation since March 2022. Target Corporation is a Fortune 50, multi-category retailer with locations in all 50 U.S. states and the District of Columbia, with headquarters in Minneapolis, Minnesota. Her prior positions and roles with Target consisted of serving as Vice President of Global Supply Chain and Logistics from January 2018 to February 2022, Vice President of Product Quality and Responsible Sourcing from 2014 to 2018, Director of Government Affairs from 2011 to 2014, Senior Group Manager of Corporate Risk and Responsibility from 2009 to 2011, and various managerial positions from 2005 to 2009. Prior to joining Target, Ms. Quarshie served as a consultant with the global management consulting services firm of Booz Allen Hamilton from 2001 to 2005. Her background in global supply chain issues provides valuable insight and guidance in these areas to the board. Ms. Quarshie currently serves as chair of the compensation committee of the board of directors for the Executive Leadership Council, a non-profit organization, which she joined in 2018. Ms. Quarshie previously served as an executive committee member of the board of directors for the Guthrie Theatre, a non-profit organization, from 2019 to 2023. She previously served as an advisory board member of the board of directors for Inspectorio, a privately held company, from 2015 to 2019. She previously served as the chair of the executive committee of the board of directors for the YWCA of Minneapolis, MN, a non-profit organization, from 2012 to 2018.
Ms. Quarshie attended 100% of the general meetings of the board in 2025, as well as 100% of both the audit and the nominating and corporate governance committee meetings in 2025.
Ms. Reyne K. Wisecup served as Fastenal's senior executive vice president – human resources from December 2016 through February 2023, when she retired from that position. She began her career with Fastenal in 1988 and served in various operational and administrative areas through 1997, when she was named director of human resources. In April 2002, she was promoted to vice president of employee development, and in November 2007, was named Fastenal's executive vice president – human resources serving in that position through December 2016. In her capacity as senior executive vice president – human resources, Ms. Wisecup managed the human resources department which included human relations, payroll, benefits, compliance, general insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our 'people centered' decentralized structure, relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides helpful insights and knowledge of Fastenal's policies and human resources departments based upon her tenured background, which aids the board in shaping employee relations. Her career path also epitomizes our 'promote from within' philosophy.
Ms. Wisecup attended 100% of the general meetings of the board in 2025.
None of the above nominees is related to any other nominee or to any of our executive officers.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
THE ELECTION OF EACH OF THE ABOVE NOMINEES
* * * * * * * * * *
CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
Director Independence
Our board of directors has determined that none of Mr. Satterlee, Mr. Ancius, Mr. Eastman, Mr. Ericson, Ms. Heise, Mr. Hsu, Mr. Johnson, Ms. Nielsen, or Ms. Quarshie has any relationships that would interfere with the exercise by such person of independent judgment in the carrying out of his or her responsibilities as a director and that each such individual is an independent director under the listing standards of the Nasdaq Stock Market (herein referred to as independent directors). The independent directors constitute a majority of our board of directors and a majority of the nominees for the office of director. In making the board's independence determination, the members of the board were aware of and considered various transactions between Fastenal and companies in or with respect to which certain of our directors have equity interests or serve as directors, officers, or employees. Those transactions consisted of the purchase of products by such companies from Fastenal in the ordinary course of business and on terms available to comparable unrelated customers in similar circumstances, and the purchase by Fastenal of products or services from such companies in the ordinary course of business on terms negotiated on an arm's-length basis. None of our directors were directly involved with any of these transactions.
Board Leadership Structure and Committee Membership
Our corporate governance guidelines provide that the board shall determine the leadership structure of the board from time to time and that the board shall choose its chair based upon the board's view of what is in the best interest of Fastenal at any given point in time, based on the recommendation of the nominating and corporate governance committee.
Mr. Satterlee has been the chair of the board of Fastenal since April 2021. He has served as a director of Fastenal for more than a decade and has high level executive experience gained as a former executive at C.H. Robinson.

As chair, Mr. Satterlee is the primary liaison between senior management and the independent directors and provides strategic input and leadership to our executive officers. With input from the other board members, committee chairs, and management, he develops the agenda for board meetings, sets board meeting schedules, and presides over meetings of the board. As a member of Fastenal's board for 17 years, including serving as the board chair for the last four years, Mr. Satterlee combines a detailed and in-depth knowledge of our day-to-day operations with an ability to identify strategic priorities essential to the future success of Fastenal and effectively execute Fastenal's strategic plans.
Mr. Satterlee leads the executive sessions of the independent directors focused on a spontaneous agenda developed by directors to address the most critical issues. His role is to help assure that those sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to Fastenal, including evaluating the performance and effectiveness of members of management.
While the roles of chair and chief executive officer are currently separated, the board does not have a policy on whether or not the role of the chair and chief executive officer should be separate or combined and, if it is to be separate, whether the chair should be selected from the non-employee directors or be an executive officer. The board believes that the current separation between the role of chair and chief executive officer allows Mr. Florness to focus on Fastenal's operations, while ensuring appropriate independent board leadership over governance matters. Our corporate governance guidelines provide that in the event that the chair of the board is not an independent director, the board should elect a 'lead independent director,' who will have the responsibility to schedule and prepare agendas for meetings of the non-employee directors. The lead independent director will communicate with the chief executive officer, disseminate information to the rest of the board in a timely manner, and raise issues with management on behalf of the non-employee directors when appropriate.
On December 19, 2025, Mr. Florness announced his decision to step out of the roles of chief executive officer and director, effective as of the CEO Transition Date. Our board also appointed Mr. Watts, our current president and chief sales officer, as our next chief executive officer, effective as of the CEO Transition Date. Our board has determined to retain the separation between the chair and chief executive officer roles, and Mr. Satterlee will remain chair of the board.
During 2025, we had three standing board committees, consisting of an audit committee, a compensation committee, and a nominating and corporate governance committee. The members of these committees during 2025, and the number of meetings held by the full board, by the independent members of the board, and by each committee during 2025, are detailed in the table under 'Nominees and Required Vote' above. Each incumbent director attended 75% or more of the meetings in 2025 of the board and the various committees on which he or she served.
Board Oversight of Risk
The board of directors recognizes that, although risk management is a primary responsibility of Fastenal's management, the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review Fastenal's policies and practices with respect to risk assessment and risk management, including discussing with management Fastenal's major risk exposures and the steps that have been taken to monitor and control those exposures. Those risks include company risks, such as cybersecurity incidents, and industry and general economic risks, such as risks related to the impact of trade policies on our supply chain, all as further identified in our annual report. The compensation committee has been assigned the duty to assess the impact of Fastenal's compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation- and human capital management-related risks, including administration of our compensation forfeiture and recovery policy as further described below. Information on the compensation committee's involvement in risk assessment and management as it relates to compensation programs is provided below under 'Executive Compensation-Compensation Discussion and Analysis.' The nominating and corporate governance committee has been assigned the duty of overseeing our insider trading policy. Each committee reports to the board ensuring the board's full involvement in carrying out its responsibility for risk management and to ensure that risks are appropriately identified, measured, monitored, and addressed.
The board's oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees. Our corporate governance guidelines include the provisions described above relating to the board's oversight of risk management.
Environmental, Social, and Governance Matters
Fastenal has always been committed to understanding and exceeding the expectations of our employees, customers, suppliers, and shareholders. We believe we have also had significant and favorable financial and social impacts over time on the communities in which we operate. As stakeholder expectations change and evolve, including around environmental, social, and governance (ESG) matters, we are committed to changing and evolving with them. We have a strong foundation upon which to do so, including investing in infrastructure and innovation, trusting and empowering our employees, supporting local communities in which our employees work and live, embracing a frugal approach to our own resource use, and providing products and services to our customers designed specifically to reduce resource consumption throughout their supply chains.

Governance
Fastenal's board of directors is composed of individuals with varying backgrounds and experiences. This group is responsible for the oversight of enterprise risk, including ESG matters, and receives leadership and guidance on these topics from the committees of the board. Nine of our 11 directors are independent, including the chair of the board, which helps to broaden our perspective and deepen our understanding of ESG issues. Among the board's priorities are corporate responsibility, human capital management, and sustainability. The topic of ESG, including climate-related issues, is on the meeting agenda a minimum of twice per year.
Board composition and governance highlights:
•Our roles of board chair and CEO are separated;
•Our board chair is independent;
•Nine of our 11 directors are independent;
•The board has three committees: audit, compensation, and nominating and corporate governance. The charters of each of these committees can be viewed on Fastenal's investor website;
•All committees of our board are composed exclusively of independent directors;
•Director participation in board and committee meetings was 75% or more for each incumbent director in 2025;
•We have stock ownership guidelines (detailed later in this document) requiring each non-employee director and each officer subject to Section 16 reporting requirements to achieve a specific equity ownership level;
•A full slate of director nominees is submitted to shareholders annually and elected using a majority voting standard;
•We have one class of shares;
•Our corporate governance guidelines provide that the maximum number of employees or former employees serving on the board will not exceed thirty percent of the total number of directors on the board, which limitation may be waived by the board. Employee directors that terminate their service as an employee of Fastenal may continue to serve as a director for up to five years after termination as an employee of Fastenal;
•We approved and announced a two-for-one stock split which took effect on May 21, 2025;
•We achieved a Prime Rating Status with Institutional Shareholder Services (ISS) Corporate. Companies are awarded Prime Status if the overall ESG Corporate Rating letter grade meets or exceeds the industry-specific Prime threshold defined by ISS ESG's Industry Classification Matrix; and
•We debuted on Forbes' list of Most Trusted Companies in America. This list highlights the firms that do it right: creating trust among their employees, their customers, investors, and the media. Six categories are evaluated, which include Employee Sentiment, Customer Sentiment, Financial Performance, Business Trajectory, Media Sentiment, and Workforce Stability.
Fastenal's board of directors serves as a prudent fiduciary for shareholders and oversees management of our business and resources. On matters of enterprise risk, including financial, operational, competitive, compliance, cybersecurity, reputational, and ESG matters, the full board has oversight responsibility and receives leadership and guidance on these topics from the audit, compensation, and nominating and corporate governance committees. This includes steps to monitor, manage, and mitigate such risks. Our standing committees support the board by addressing specific matters involving enterprise risk that relate to their respective areas of oversight.
The full board has assigned the nominating and corporate governance committee the primary duty to oversee corporate governance matters subject to board oversight, and sets high standards for our employees, officers, and directors. Among its priorities are corporate responsibility, human capital management, and sustainability. We have a strong commitment to being an ethical and responsible company acting with integrity and respect for each other, our customers and suppliers, our communities, and the environment.
Environmental
Fastenal's value proposition is to reduce the total consumption of resources in our customers' supply chain. We believe our business model directly contributes to, among other things, improved environmental efficiency and resiliency in global supply chains. To engage with Fastenal is to utilize Sustainable Solutions including environmental solutions featuring products, services, and systems to reduce consumption and waste; social solutions to improve workplace safety, supply chain flexibility, and sourcing ethics; as well as governance solutions leveraging systems and reporting to improve supply chain transparency and regulatory compliance.

We have taken, and plan to continue to take, steps to reduce our own environmental footprint. We continue to evaluate pathways and targets that align with evolving climate goals and evolving best practices. In support of this objective, below are a few highlights:
•In 2025, Fastenal achieved a B score for its Carbon Disclosure Project (CDP). The B score from the CDP indicates strong environmental management. Companies earning this rating have addressed the environmental impacts of their operations and implemented effective practices to support responsible environmental stewardship.
•To support our greenhouse gas emissions inventory, we partnered with Watershed. Watershed is an end-to-end platform with audited methodologies that standardize and transform business data into rigorous sustainability data. Built on Watershed's Comprehensive Environmental Data Archive, it utilizes an emissions factor database with approximately 60,000 emissions factors from approximately 150 countries and regions.
•We developed an internal environmental sustainability training that was launched in 2022, since the launch employees have participated in over 23,000 training events. This training helps position our employees across the organization to learn and understand how they can be better environmental stewards for our business and the communities they serve.
•In 2025, we achieved third-party re-certification for three ISO certifications relative to ESG: ISO/IEC 27001 Information Security Management Systems, ISO 14001 Environmental Management Systems, and ISO 45001 Occupational Health and Safety Management Systems.
•In 2025, we improved our sustainability score from EcoVadis, an organization on which many of our customers rely, and from which we are designated as having a silver medal, putting us in the top 15% of all rated companies.
•We continue to practice environmental stewardship through thoughtful consumption of energy, and this is made possible through partnerships such as Energy Star Portfolio Manager and Arcadia Power, Inc. These platforms allow utility bill analysis for improvement of energy across our facilities. We are operating in Building Research Establishment Environmental Assessment Method (BREEAM)-certified facilities in the Netherlands and Czech Republic and have two buildings equipped with solar power technology. In addition, five of our locations were certified as Energy Star buildings in 2025: our Seattle, Washington distribution center outperformed 88% of similar buildings nationwide; our Eau Claire, Wisconsin branch outperformed 89% of similar buildings nationwide; our Winona, Minnesota branch outperformed 99% of similar buildings nationwide; our Rochester, Minnesota branch outperformed 99% of similar buildings nationwide; and our Madison, Alabama branch outperformed 100% of similar buildings nationwide.
•We continue to find innovative ways to reduce, reuse, and recycle materials such as pallets, plastics, and metal products, as well as cardboard throughout our largest facilities. Since our scrap supply agreement with Trex Company, Inc., we've collected and shipped over 1 million pounds of materials from our distribution centers, branches, and Onsite locations directly to Trex to be used in the manufacturing of their composite decking products.
•In 2025, our Wallingford, Connecticut manufacturing facility achieved zero waste diversion certification to 92.7%, meaning of the 3.9 million pounds of operational waste we generated, we diverted 3.6 million pounds to reclamation, recycling, and reuse. Our Winona, Minnesota manufacturing facility is currently going through the certification process and expects waste certification in 2026.
•To improve the efficiency of our fleet we continued to participate in the EPA's SmartWay program in 2025, which helps companies advance supply chain sustainability by measuring, benchmarking, and improving freight transportation efficiency. We also continued to utilize fully electric and alternative fuel tractors, yard tractors, box trucks, small SUVs, and cargo vans in 2025 to explore the capabilities of electric technology and alternative fuels in our traditional vehicle fleet.
•Fastenal was awarded the 2025 Sustainability Leadership Award by the Business Intelligence Group which highlights organizations that weave ESG principles into the very fabric of growth. Fastenal is 1 of 26 winners for this award.
Social
We believe in the unique humanness of people, and that no one group has a monopoly on talent or desire. We believe everyone has the ability to learn, change, and contribute to the success of our organization and, by extension, our society. We believe our greatest social impact begins with the 24,000-plus members of the Blue Team. We seek people that embody our cultural values of Ambition, Integrity, Innovation, and Teamwork, ask them to join, and work to give them a reason to stay. We provide training so people can improve their skills and increase their value. We trust people to take risks and make independent decisions in an entrepreneurial environment to build confidence. We most greatly value our own talent, and reward success by passionately promoting from within. Through these beliefs, we empower our human capital.
Achieving these goals includes a commitment to developing a multi-faceted and integrated workforce and inclusive relationships in all our endeavors. This forms the foundation to compete within the global business environment and provide our employees with expanded and enhanced opportunities throughout the world. To further this, our processes for hiring, promoting, and compensating are by design simple, visible, objective, and regularly reviewed for effectiveness.
Our employee-centric culture is more than just a process. It is how we support each other. The Fastenal School of Business provided over 981,000 training sessions in 2025 on subjects ranging from computer cybersecurity to safety protocols to product knowledge to sales to leadership, providing each employee the opportunity for self-improvement.
We support best practices outside of our company with programs designed to facilitate purchases with small businesses by creating close, long-term relationships that strengthen our supply chain, and with a Supply Chain Compliance team that engages directly with global suppliers to support ethical business and labor practices.
We ensure a safe workplace with the Experience Modification Rate (EMR), a widely tracked workplace health and safety measure. Our EMR benchmark is 55% better than that of similar companies in our industry, indicating below-average workplace health and safety risks.
Fastenal achieved our status as a Review and Verification Service (RAVS) Plus Participant. This distinction which is awarded by ISNetworld is held by less than 3% of ISNetworld's 85,000+ active contractors. ISNetworld provides a world-class platform of data-driven products, services that help manage risk, and strengthen hiring clients, active contractors, and suppliers around the world.
Safety is more than a priority — it's part of who we are. A cornerstone of our safety program is protecting both our employees and the public during deliveries through our comprehensive Auto Safety Program. In 2025, our licensed drivers completed over 45,000 auto safety activities, including training, coaching, inspections, and assessments. Thanks to these efforts, we achieved a 9% reduction in at-fault incidents compared to 2024. This milestone reflects the dedication of our team to protecting each other and the communities we serve.
Our impact on the communities we serve stems from our role as a 'local' supply chain partner, integrating our customers, operations, and employees into the community fabric. We believe our greatest contribution is to serve our customers and create opportunities for our employees within these communities. Fastenal's founders instilled a strong commitment to philanthropy, which continues to guide our practices today. This includes supporting local communities through monetary and in-kind donations and empowering local employees to initiate company-sponsored community projects.
Fastenal is dedicated to making a positive impact through our Blue Team Gives Back initiatives. We continually expand our contributions, focusing on youth, wellness, workforce development, community development, customer causes, disaster response and recovery, and support for armed forces and first responders. Our support is evident with an estimated 2026 budget of $3.9 million for community support, the BK5K Youth charitable runs, a global Blue Team Blood Drive in collaboration with the American Red Cross and other blood supply organizations, and our employee athletic uniform program, Blue Team Sports. Additionally, our employees privately commit time and resources to various causes.
We have been recognized for our community commitment with awards such as the Digital Lifesaver Award for the 2nd largest Virtual Blood Drive from the American Red Cross and the Business Advocate Award from the Winona Education Association.
Reporting
We have invested time and resources in developing an ESG reporting structure that informs investors and provides value to Fastenal. We have chosen to align with several standards including the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), Task Force on Climate-related Financial Disclosures (TCFD), and have identified several United Nations Sustainable Development Goals (SDGs) that we feel we can impact.
Each year we endeavor to favorably impact our scores and corporate ratings from Institutional Shareholder Services (ISS), EcoVadis, and CDP, and in 2025 we achieved this with ISS and EcoVadis. In 2025, we published our fourth annual ESG report, continuing our commitment to transparency.
Fastenal continues to take measures to align with upcoming regulatory reporting disclosures and requirements as they develop. To support this development, we've adopted two software platforms to standardize both ESG collection and reporting of ESG information. The adoption of these software platforms is designed to ensure consistent, accurate, and timely tracking of ESG metrics, enabling strong performance management and transparent disclosures.

Other Board and Corporate Governance Matters
Communications with the Board
All interested parties, including our shareholders, may contact our board of directors or a particular director by e-mail addressed to bod@fastenal.com, or writing to the board or a particular director in care of legal to the mailing address as set forth on Fastenal's website. Registered or beneficial owners of our common stock should identify themselves in their e-mails as shareholders of Fastenal. Our external reporting and legal teams periodically review such e-mails, consult with the chair of the board, and then refer any appropriate communication to the applicable board member. Communications received which are unrelated to the duties and responsibilities of our board of directors will not be forwarded. The director to whom a communication is referred will determine, in consultation with company counsel if necessary, whether a copy or summary of the communication will be provided to the other directors. In consultation with company counsel if necessary, the board will respond to communications if and as appropriate.
Board Attendance at Annual Meeting
While we have no formal policy regarding attendance by directors at our annual meeting, our directors are expected to attend this meeting. Each individual serving as a director of Fastenal at that time attended our 2025 annual meeting.
CEO Succession Matters
Our compensation committee reviews and discusses with our board of directors succession plans for the chief executive officer and our other executive officers. We have historically utilized a philosophy of 'promoting from within' our organization from a deep and broad pool of qualified internal candidates and will continue to promote such a pipeline for executive management, viewing continuity in culture and experience with our organization as paramount considerations when evaluating potential senior leadership. On December 19, 2025, Mr. Florness announced his decision to step out of the role of chief executive officer, effective as of the CEO Transition Date. Our board has appointed Mr. Watts, our president and chief sales officer, to succeed Mr. Florness as chief executive officer.
Anti-hedging Policies
Our directors and Section 16 officers are prohibited from hedging our stock, either directly or indirectly. Prohibited transactions include the purchase by a director or Section 16 officer of financial instruments, including without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any of our securities.
Securities Trading Policy
We have adopted a securities trading policy governing the purchase, sale, and other disposition of our securities by directors, officers, employees and certain other covered persons, a copy of which is an exhibit to our annual report on Form 10-K. The policy is designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable listing standards. In addition, with regard to the Company's trading in its own securities, it is the Company's policy to comply with the federal securities laws and Nasdaq listing rules.
Membership on Other Boards
As set forth in our corporate governance guidelines, a director must advise the chair of the board of such director's intent to serve on the board of another public company. No director may serve on more than two public company boards, including Fastenal's board, without the prior approval of the board.
Audit Committee
Our audit committee currently consists of five directors, each of whom is an independent director. Our board of directors has determined that Mr. Ancius, Mr. Hsu, and Ms. Nielsen are 'audit committee financial experts' under the rules of the SEC.
The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:
•Select, evaluate, compensate, and replace our independent registered public accounting firm;
•Pre-approve services to be provided by our independent registered public accounting firm;
•Review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;
•Discuss with our management earnings press releases and other published financial information or guidance;

•Review and discuss with management our major risk exposures, including, without limitation, corporate and information security risks, cybersecurity and data protection, and the steps that management has taken to monitor and control such exposures;
•Monitor the activities and performance of our internal auditors and our independent registered public accounting firm;
•Monitor the independence of our independent registered public accounting firm;
•Oversee our internal compliance programs;
•Review related person transactions for potential conflict-of-interest situations in accordance with our Related Person Transaction Approval Policy;
•Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters; and
•Prepare a report of the audit committee as required by the rules of the SEC to be included in Fastenal's annual proxy statement.
Our audit committee operates under a written charter originally adopted by our board of directors in June 2000 and most recently amended in January 2026. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Governance page of the Investor Relations section of our website at www.fastenal.com.
Related Person Transaction Approval Policy
Our board of directors has a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of 'related person transactions'. For these purposes, a 'related person' is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy is reviewed periodically to determine if any amendments are needed.
This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:
•Payment of compensation by Fastenal to a related person for the related person's service in the capacity or capacities that give rise to the person's status as a 'related person';
•Transactions available to all employees or all shareholders on the same terms;
•Purchases of products from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal's filings with the SEC; and
•Transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.
Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chair of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chair must be reported to our audit committee at its next regularly scheduled meeting.
Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:
•Whether the terms are fair to Fastenal;
•Whether the transaction is material to Fastenal;
•The role the related person has played in arranging the related person transaction;
•The structure of the related person transaction; and
•The interests of all related persons in the related person transaction.
Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.

Transactions with Related Persons
There were no related person transactions during 2025 required to be reported in this proxy statement.
Compensation Committee
Our compensation committee was appointed by our board of directors to discharge the board's responsibilities relating to compensation of Fastenal's executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee currently consists of five directors, each of whom qualifies as an independent director.
Our compensation committee has the authority to:
•Evaluate our chief executive officer's performance, and determine and approve all elements of our chief executive officer's compensation;
•Review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;
•Approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;
•Recommend to the board stock ownership guidelines for executive officers and non-employee directors and monitor compliance with guidelines that are established;
•Review and discuss with the board succession plans for the chief executive officer and other executive officers;
•Review our compensation programs for management employees and directors, and make recommendations to our board concerning the adoption or amendment of compensation plans, including equity-based compensation plans;
•Review and approve all changes in Fastenal's benefit plans which could result in material changes in costs or the benefit levels provided;
•Review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;
•Oversee the process by which Fastenal conducts advisory shareholder votes regarding compensation matters;
•Review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal's annual proxy statement;
•Prepare a report of the compensation committee as required by the rules of the SEC to be included in Fastenal's annual proxy statement;
•Administer, enforce, and recommend changes to our Compensation Forfeiture and Recovery Policy, any other policies, plans, or agreements regarding compensation forfeiture or recovery, and any other forfeiture or recovery of compensation required by applicable law or stock exchange listing requirement; and
•Designate and periodically review the peer group(s) used to evaluate or benchmark executive compensation levels and design practices.
Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers (but not his own) and may provide input at the request of the compensation committee on that compensation. However, the chief executive officer may not vote on executive compensation.
Our compensation committee operates under a written charter originally adopted by our board of directors in February 2007, and most recently amended in January 2026. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Governance page of the Investor Relations section of our website at www.fastenal.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an officer or employee of Fastenal. During 2025, no executive officer of Fastenal served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had any of its executive officers serving as a member of our board of directors or compensation committee.

Compensation of Our Directors
Our compensation committee makes recommendations regarding director compensation to the full board and the board makes the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, reviewed and approved director compensation for 2025.
In January 2025, the committee chairs received an annual cash retainer of $20,000. Each of our non-employee directors, other than the board chair, Mr. Ericson, and Mr. Lundquist, received an annual cash retainer of $100,000. Mr. Ericson, who was elected to the board effective January 16, 2025, received a cash retainer of $75,000 (or 75% of a full year's non-employee director retainer) upon his election. Mr. Lundquist, who retired from service on the board effective January 16, 2025, received a cash retainer of $25,000 (or 25% of a full year's non-employee director retainer) for 2025. The board chair received an annual cash retainer of $120,000. The Fastenal Company Non-Employee Director Stock Option Plan permits all non-employee directors to elect up to 100% of such annual cash retainer to be paid in stock options. As set forth in the table below, certain non-employee directors made this election for 2025. Mr. Florness, an employee director, received an annual cash retainer of $50,000. The annual cash retainer of $20,000 for committee chairs is paid in the form of a lump sum at the beginning of the year. All other annual cash retainers are paid quarterly. Annual stock option grants are made at the beginning of the year.
All non-employee directors, other than the board chair, Mr. Ericson, and Mr. Lundquist, received stock options valued at $50,000. Mr. Ericson, who was elected to board effective January 16, 2025, received $37,500 in cash (or 75% of the value of a full year's non-employee director stock options) upon his election. Mr. Lundquist, who retired from service on the board effective January 16, 2025, received $12,500 in cash (or 25% of the value of a full year's non-employee director stock options) for 2025. The board chair received stock options valued at $80,000. Each of our non-employee directors was also entitled to be reimbursed for reasonable expenses incurred by such non-employee director in the performance of his or her services as a director or committee member, including reasonable expenses of attendance at board and committee meetings.
The following table sets forth information with respect to the 2025 compensation paid to each of our directors, in their capacity as directors, other than Mr. Florness who is a named executive officer (as defined below in 'Proposal #3 – An Advisory Vote on a Non-binding Resolution to Approve the Compensation of our Named Executive Officers Disclosed in this Proxy Statement'). The compensation of our named executive officers, in their capacity as directors and executive officers of Fastenal, is set out in the Summary Compensation Table under 'Executive Compensation-Summary of Compensation' later in this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Scott A. Satterlee	120,000	—	80,000	—	—	200,000
Michael J. Ancius	20,000	—	150,000	—	—	170,000
Stephen L. Eastman	120,000	—	50,000	—	—	170,000
Brady D. Ericson	112,500	—	—	—	—	112,500
Rita J. Heise	20,000	—	150,000	—	—	170,000
Hsenghung Sam Hsu	60,000	—	90,000	—	—	150,000
Daniel L. Johnson	100,000	—	50,000	—	—	150,000
Nicholas J. Lundquist (3)	37,500	—	—	—	—	37,500
Sarah N. Nielsen	70,000	—	80,000	—	—	150,000
Irene A. Quarshie	70,000	—	80,000	—	—	150,000
Reyne K. Wisecup	100,000	—	50,000	—	—	150,000
(1)Mr. Ancius, Ms. Heise, Mr. Hsu, Ms. Nielsen, and Ms. Quarshie elected to receive all or a portion of their annual cash retainer as stock option awards pursuant to the Fastenal Company Non-Employee Director Stock Option Plan.
(2)The amounts reported in this option awards column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718 of option awards that our non-employee directors received. For option awards that non-employee directors elected to receive pursuant to the Fastenal Company Non-Employee Director Stock Option Plan in lieu of annual cash retainer payments, the number of shares subject to each option award was determined by dividing (i) the portion of the annual retainer amount that each director would have otherwise received in cash on the grant date of the option by (ii) the Black-Scholes value as of the grant date of each share subject to the option award and rounding down to the nearest whole number. We calculated the grant date fair value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2025 annual report on Form 10-K. As of December 31, 2025, our non-employee directors held outstanding (and unexercised) stock option awards under the

Fastenal Company Non-Employee Director Stock Option Plan as follows: Mr. Satterlee - 96,068; Mr. Ancius - 80,404; Mr. Eastman - 40,588; Mr. Ericson - 0; Ms. Heise - 136,302; Mr. Hsu - 84,484; Mr. Johnson - 27,854; Ms. Nielsen - 43,626; Ms. Quarshie - 18,478; and Ms. Wisecup - 11,942.
(3)Mr. Lundquist retired from service on the board effective January 16, 2025.
Effective January 2026, the board revised our non-employee director compensation program for 2026. The stock option grants for non-employee directors, other than the board chair, increased from $50,000 to $100,000, with the board chair option grant increasing from $80,000 to $125,000. The cash retainer for each committee chair increased from $20,000 to $25,000. The non-employee director retainer, other than for the board chair, remained at $100,000. The board chair retainer increased from $120,000 to $125,000. Each director, including the chair, has the option to elect up to 100% of such annual retainer to be paid in stock options.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee assists the board in maintaining effective governance of Fastenal by discharging its responsibilities relating to the nomination of board appropriate candidates to serve as our directors and provide oversight on corporate governance matters. Our nominating and corporate governance committee consists of five directors, each of whom qualifies as an independent director.
Our nominating and corporate governance committee has the authority to:
•Periodically review the composition, skills, and qualifications of members of the board and recommend any changes to the board in its size or composition;
•Engage in succession planning for the board;
•Identify, evaluate, recruit, and recommend to the board candidates to fill any vacant or newly created board positions, occasionally with the assistance of a third-party advisor or recruitment firm;
•Recommend to the board candidates for election as directors at the annual shareholders meeting;
•Consider any resignations tendered by directors and recommend appropriate action to the board in response;
•Monitor and evaluate the orientation and ongoing training needs of directors;
•Provide opportunities for directors to participate in continuing education programs focused on the responsibilities of members of public company boards of directors;
•Develop procedures for and conduct an annual review of the performance of the board and the nominating and corporate governance committee;
•Annually review and reassess the adequacy of Fastenal's corporate governance guidelines;
•Review and recommend to the board any changes to Fastenal's articles of incorporation and bylaws;
•Review shareholder proposals relating to corporate governance and review Fastenal's response to such proposals with the board;
•Evaluate and make recommendations to the board regarding director independence standards;
•Oversee Fastenal's ESG initiatives, including any ESG policies, practices, and disclosures;
•Review the board committee structure and the composition of the standing committees, and recommend to the board for appointment the directors to serve as members and chairpersons of the standing committees of the board; and
•Review and reassess, on at least an annual basis, the adequacy of its charter.
Our nominating and corporate governance committee operates under a written charter adopted in April 2012, and most recently amended in January 2026. The nominating and corporate governance committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Governance page of the Investor Relations section of our website at www.fastenal.com.

Director Nomination Process
Our corporate governance guidelines provide that the following qualifications, skills, and attributes are necessary for Fastenal's directors:
•Personal integrity;
•Commitment to Fastenal's stakeholders and concern for our success and welfare;
•The ability and willingness to apply sound and independent judgment;
•An awareness of a director's vital part in our good corporate citizenship;
•Time available for meetings and consultation on company matters;
•The commitment to serve as a director for a reasonable period of time; and
•The willingness to assume the fiduciary responsibilities of a director.
In selecting and evaluating director candidates, the nominating and corporate governance committee also considers an individual's business, employment and educational background, leadership experience in business or administrative activities, breadth of knowledge about issues affecting Fastenal, and ability to contribute complementary expertise to board or committee activities.
Under our corporate governance guidelines, the board has an 'age-limitation' policy relating to service on the board. The policy provides that no person can be nominated by the board for election by the shareholders of Fastenal to the board, or appointed by our directors to fill any vacancy on the board, during any year if such person is 72 years of age or older on January 1st of such year provided that this 'age-limitation' may be waived by the board under certain circumstances.
When selecting and evaluating director nominees, our board seeks a variety of perspectives, backgrounds, and experience. Qualified candidates for membership on the board will be considered without regard to race, color, religion, sex, ancestry, national origin, sexual orientation, gender, or disability. The nominating and corporate governance committee is mindful of the board's view in this regard in discharging its responsibilities. At the conclusion of each search, the committee evaluates the effectiveness of its process in identifying and recommending candidates to the board.
If, after consultation with the full board and members of management to determine Fastenal's need for new directors, the nominating and corporate governance committee decides to recommend the addition of one or more directors, or if a vacancy occurs on the board that the nominating and corporate governance committee determines should be filled, the process described below will be followed by the nominating and corporate governance committee:
•With input from the chair of the board, initiate the search for director candidates;
•Identify an initial slate of candidates for consideration which will bring different and complementary viewpoints, opinions, and personal and professional experiences to our board;
•Conduct inquiries into the background and qualifications of identified candidates;
•Determine those candidates who should be interviewed and conduct the interviews;
•Approve a candidate for recommendation to the board; and
•Seek board endorsement of the recommended candidate for election by our shareholders or board appointment of the recommended candidate to fill a vacancy or a newly created board position between shareholder meetings.
Our nominating and corporate governance committee has the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the nominating and corporate governance committee determines necessary to carry out its duties. Fastenal is required to provide appropriate funding, as determined by our nominating and corporate governance committee, for payment of compensation to any search firm or other advisors so employed by the nominating and corporate governance committee.
Our nominating and corporate governance committee will consider qualified director candidates recommended by our shareholders in the event it determines to recommend the addition of directors or in the event of a vacancy on the board that Fastenal is required to fill, or that the nominating and corporate governance committee determines should be filled. Candidates recommended by shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to bod@fastenal.com or by writing to Nominating and Corporate Governance Committee, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate's name, biographical data, and qualifications. Shareholders may also nominate director candidates directly if they comply with our bylaws. See 'Deadlines for Receipt of Shareholder Proposals and Nominations for the 2027 Annual Meeting' below. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates.

Annual Board and Committee Evaluations
Annual self-evaluations of the board and its committees are completed to assess performance and identify opportunities for improvement. In addition, the nominating and corporate governance committee reviews the composition, skills, and qualifications of the individual members of our board of directors on an annual basis, and reports to the board of directors regarding suggested changes in size or composition of the board of directors and any succession planning for the board.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act) requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Based solely on a review of these reports and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2025, except that a Form 4 filed by Mr. Daniel L. Johnson on November 21, 2025 reporting one transaction was delinquent and a Form 4 filed by Mr. Charles S. Miller on January 27, 2026 reporting two transactions was delinquent.
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PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PwC LLP to serve as our independent registered public accounting firm for the year ending December 31, 2026. While it is not required to do so, the audit committee is submitting the selection of PwC LLP for ratification by our shareholders in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of PwC LLP as our independent registered public accounting firm for the year ending December 31, 2026.
A representative of PwC LLP is expected to attend the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
RATIFICATION OF THE APPOINTMENT OF PwC LLP AS FASTENAL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
* * * * * * * * * *
AUDIT AND RELATED MATTERS
Change in Auditors
For the fiscal year ended December 31, 2024 and prior years, KPMG LLP served as our independent public accounting firm. On July 19, 2024, following a competitive selection process to which several public accounting firms were invited to participate, including KPMG LLP, our audit committee approved a change to our independent registered public accounting firm for the fiscal year ending December 31, 2025, and Fastenal notified KPMG LLP, which was serving as Fastenal's independent auditors, of its dismissal effective immediately following KPMG LLP's completion of their audit of Fastenal's consolidated financial statements as of and for the fiscal year ended December 31, 2024, and the issuance of their report thereon.
During the fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through February 6, 2025, the effective date of KPMG LLP's dismissal, there were no: (1) 'disagreements' (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and related instructions) with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement; or (2) 'reportable events' (as defined in Item 304(a)(1)(v) of Regulation S-K).
The audit reports of KPMG LLP on the consolidated financial statements of Fastenal as of and for the years ended December 31, 2024 and 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2024 and 2023, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
The change in independent auditors was previously disclosed in our Current Report on Form 8-K filed with the SEC on July 24, 2024. A copy of KPMG's related letter, dated July 24, 2024, was included as an exhibit to such Form 8-K filing.

Audit Committee Report
As noted earlier, our audit committee oversees Fastenal's financial accounting and reporting processes and systems of internal controls. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal's management and independent registered public accounting firm.
In that regard, our audit committee has reviewed and discussed with both the management of Fastenal and representatives of our independent registered public accounting firm our audited consolidated financial statements for 2025, as well as management's assessment of the effectiveness of our internal controls over financial reporting. Management represented to our audit committee as part of those discussions that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Our audit committee also discussed with our internal auditors and representatives of our independent registered public accounting firm the overall scope and plans for their respective audits. Our audit committee met with the internal auditors and representatives of our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.
Our audit committee further discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board's standards and the SEC. Our audit committee also received the written disclosure from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the audit committee concerning independence, and discussed with representatives of our independent registered public accounting firm the independence of that firm.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2025 be included in our 2025 annual report on Form 10-K for filing with the SEC.

Michael J. Ancius (Chair)	Brady D. Ericson	Hsenghung Sam Hsu	Sarah N. Nielsen	Irene A. Quarshie
Members of the Audit Committee
Audit and Related Fees
In connection with the audit of our 2025 consolidated financial statements, we entered into engagement letters with PwC LLP which set forth the terms by which PwC LLP agreed to perform audit services for 2025. In connection with the audit of our 2024 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG LLP agreed to perform audit services for 2024.
The following table presents fees billed, or expected to be billed, by our former independent registered public accounting firm, KPMG LLP, for 2024, and current independent registered public accounting firm, PwC LLP, for 2025, for professional services, in the years indicated, by category, as described in the notes to the table.

	2025	2024
Audit fees (1)	$989,989	$1,019,590
Audit-related fees (2)	40,000	50,311
All other fees (3)	2,000	60,783
Total	$1,031,989	$1,130,684
(1)Audit services consisted principally of the audit of the financial statements included in the Company's Annual Report on Form 10-K, reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and the audit of the effectiveness of the Company's internal controls over financial reporting.
(2)Audit-related services consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under 'Audit Fees' above. These services primarily include employee benefit plan audits and system pre-implementation assessment services.
(3)All other fees relate to costs with respect to a web-based financial reporting disclosure checklist, online accounting research tool, custom learning portal, and auditor transition.
Independence of Principal Accountant
Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval of Services
The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chair, the authority to pre-approve the provision of audit and non-audit services, provided that any such pre-approvals are reported to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firms in 2025 or 2024 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.
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PROPOSAL #3 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT
Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are encouraged to read the Compensation Discussion and Analysis which also discusses how our compensation programs implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of all individuals who served as our chief executive officer or our chief financial officer during any part of 2025, and the other three most highly compensated executive officers of Fastenal in 2025 who were serving as executive officers at the end of 2025 (collectively, our named executive officers) set forth under 'Executive Compensation' below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our executive officers in 2025 reflects and supports these compensation policies and procedures.
As required pursuant to Section 14A of the Exchange Act, shareholders are being asked to vote on the following resolution:
RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of Fastenal's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2026 Annual Meeting of Shareholders captioned 'Executive Compensation'.
This advisory vote on executive compensation, commonly referred to as a 'say-on-pay' advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the results of the vote when determining future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
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EXECUTIVE COMPENSATION
Compensation Committee Report
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee's review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2025 annual report on Form 10-K.

Rita J. Heise (Chair)	Michael J. Ancius	Stephen L. Eastman	Daniel L. Johnson	Sarah N. Nielsen
Members of the Compensation Committee

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides information about the fiscal 2025 compensation programs for our named executive officers, who, in 2025, were:
•Mr. Daniel L. Florness, chief executive officer (1)
•Mr. Max H. Tunnicliff, senior executive vice president and chief financial officer (effective November 10, 2025)
•Ms. Sheryl A. Lisowski, executive vice president - chief accounting officer and treasurer (from January 1, 2025 to April 16, 2025), executive vice president - interim chief financial officer, chief accounting officer, and treasurer (from April 17, 2025 to November 9, 2025), and executive vice president - chief accounting officer and treasurer (effective November 10, 2025)
•Mr. Jeffery M. Watts, president and chief sales officer
•Mr. Charles S. Miller, senior executive vice president - sales
•Mr. John L. Soderberg, senior executive vice president - information technology
•Mr. Holden Lewis, former senior executive vice president and chief financial officer (from January 1, 2025 to April 16, 2025)
(1)On December 19, 2025, Mr. Florness announced his decision to step out of the roles of chief executive officer and director, effective as of the CEO Transition Date. Our board also appointed Mr. Watts, our current president and chief sales officer, as our next chief executive officer, effective as of the CEO Transition Date. Assuming that the shareholders of the Company re-elect Mr. Florness as our director at the annual meeting, the board intends to appoint Mr. Watts as a director of the board to replace Mr. Florness, effective as of the CEO Transition Date.
We believe compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. Consistent with this philosophy, our compensation program for executive officers incorporates features such as the following:
•Annual base salaries are generally below the market median and are generally unchanged on a yearly basis without good reason to put greater emphasis on incentive pay;
•Quarterly cash incentive opportunities based on growth in pre-tax or net income are typically above the market median;
•Long-term incentives are provided annually in the form of stock options with extended (generally five to eight year) vesting periods, and are not limited to senior executives;
•No discounted or reload stock option awards are permitted, and the re-pricing of stock options is prohibited;
•The vesting of stock option awards is accelerated in connection with a change in control only if the awards are neither assumed nor replaced by the surviving entity in the change in control transaction;
•Stock ownership guidelines for our executive officers;
•Retirement and health and welfare plans in which executive officers participate are the same as those generally available to all U.S. employees;
•No perquisites are provided; and
•There are no employment, severance, or change in control agreements with any employees, including executive officers.
We pay our named executive officers cash incentive bonuses each quarter if we exceed 100% of pre-tax income (and for the chief financial officer, net income) for the comparable quarter of the previous year. This cash incentive plan is very clear and simple, in that cash incentive bonuses are paid as a percentage of income in excess of the minimum targeted amounts. Our payouts are calculated on a quarterly basis, and the quarterly minimum targets are discussed in greater detail in the section titled 'Quarterly Incentives' below. An additional bonus program was in effect for 2025 and is described under '2025 Incentive Program' below.

The table below sets out certain financial information for each of the past three years for Fastenal and includes our actual annual pre-tax income and net income on a company-wide basis and an annualized calculation of our minimum target pre-tax income and net income on a company-wide basis. As noted above, bonuses for our named executive officers are determined and paid out on a quarterly basis; however, we felt an annualized depiction would more clearly illustrate the philosophy underlying the bonus component of our compensation program.

	2025	% change	2024	% change	2023	% change
Net sales	$8,200,462,000	8.7%	$7,546,045,000	2.7%	$7,346,744,000	5.2%
Pre-tax income	1,654,951,000	9.7%	1,508,128,000	-0.9%	1,521,990,000	5.7%
Pre-tax percent of sales	20.2%		20.0%		20.7%
Net income	$1,258,459,000	9.4%	$1,150,553,000	-0.4%	$1,154,985,000	6.3%
Pre-tax income minimum target (1)	$1,508,128,000		$1,521,990,000		$1,439,951,000
Actual pre-tax income less the minimum target	$146,823,000		$(13,862,000)		$82,039,000
Net income minimum target (1)	$1,150,553,000		$1,154,985,000		$1,086,891,000
Actual net income less the minimum target	$107,906,000		$(4,432,000)		$68,094,000
(1)Pre-tax and net income targets were calculated as 100% of the prior year's actual pre-tax or net income.
Stock option grants were made in 2025 to all of our named executive officers, except for Mr. Tunnicliff, who joined during the year.
In deciding to continue our existing executive compensation practices in 2025 in a manner largely consistent with 2024, our compensation committee took into account the fact that the holders of approximately 94% of the shares voted at our 2025 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers in 2024 as disclosed in the proxy statement for the 2025 annual meeting.
Mitigation of Compensation-Related Risk
Fastenal's compensation committee, in concert with management, has examined the compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on Fastenal. In conducting this examination, the compensation committee and management have reviewed the compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:
•Approval by our board of directors and the compensation committee of significant compensation plans and programs;
•Oversight by the compensation committee of compensation plans and programs for executive management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;
•Regular scrutiny of performance and compliance with policies and procedures by senior executive managers responsible for specific business areas;
•Ongoing monitoring of specific asset areas by regional finance managers, and by internal audit and finance department personnel;
•The design of our executive cash incentive arrangements, which (i) by focusing on quarterly growth in profits, provides executives with the immediate feedback necessary to take prompt action to correct unacceptable financial results and the motivation to take such action, and (ii) by using actual profits in current periods, rather than projected profits, as the basis for setting the minimum performance targets in future periods, reduces the incentive to manipulate results, as any overstated profits, giving rise to increased bonuses, in one year would result in overstated minimum targets, giving rise to reduced bonuses, in the next year; and
•Longer than typical vesting periods for equity-based compensation that encourage long-term perspectives among employees.
Because of the controls in place, we have concluded that there are minimal unmitigated risks created by our compensation policies, plans, and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on Fastenal.

Underlying Philosophy
Equitable Treatment and Entrepreneurial Culture
Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal's goal is simple - Growth through Customer Service®. We keep everyone focused on this common goal by treating everyone fairly and equitably. We believe all of our people are 'key people' in the achievement of our success and that belief is reflected in our compensation system. By striving for fair and equitable treatment for all employees, everyone can stay focused on the common goal of growing our business by serving the customer.
Equitable treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee's knowledge and responsibilities, the difficulty of the task being performed by the employee, and the leadership requirements of the employee's position. The reward system must be designed to keep everyone focused on our common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation programs are designed to be simple, understandable, and transparent to all.
We are a decentralized company with decisions made by those closest to our customers. We minimize central planning as we believe it stifles the creativity of our people and because it is, quite frankly, too slow. To mitigate and control risk, we teach our employees to make decisions within the framework of our goal - Growth through Customer Service. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focusing on 'growing the business'.
To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we encourage and reward this important mindset. Our organization is structured to serve our customers and achieve Growth through Customer Service. The highly motivated entrepreneurs running each of our selling locations make the daily decisions needed to serve our customers and to make themselves and Fastenal successful, and those decisions directly impact the compensation of the individuals who make them. Our compensation system fosters entrepreneurship and progress toward our common goal of profitable growth by making the growth of our sales or profits a key element of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.
Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in Fastenal.
Simplicity, Transparency, and Immediacy
We believe that compensation programs are most effective if they are simple, concise, understandable, and transparent. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees - the people we need to motivate to achieve our success - and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of profitably growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their business is performing compared to other businesses within our organization and how that performance impacts their compensation.
We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement on a monthly or quarterly basis. We do not wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and limit business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples' compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where individual and independent decisions are encouraged and where the results of such actions dictate opportunities for advancement and monetary reward, means our people quickly experience the effects of their decisions.

Compensation Program Goals and Objectives
Our goals and objectives in designing our compensation programs for all employees, including our executive officers, are to have programs that:
•Align the interests of our employees with those of our shareholders;
•Are simple, understandable, and transparent;
•Are reasonable, fair and equitable, to both the employees and shareholders;
•Reflect compensation differences based on position and responsibility, providing more variable and contingent compensation to those with greater responsibilities;
•Pay bonuses quickly; and
•Achieve overall compensation levels that are sufficiently competitive to retain, attract, and motivate all employees, and reflect their responsibilities.
Our compensation programs are designed to reward:
•Achievement of stated goals, targets, and superior results necessary to profitably grow our business;
•A focus on Growth through Customer Service;
•An entrepreneurial mindset;
•Personal growth and assumption of additional responsibilities; and
•Prudent management of business risk.
We do not use the services of outside consultants to establish or monitor our compensation programs.
How Employees are Compensated
Approximately 70% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple: a significant portion of their pay should be based on how well they have grown their piece of the business and served our customers. Typical pay arrangements provide a base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, pre-tax profit, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have been repeatedly demonstrated to be achievable with superior effort.
Of the remaining approximately 30% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.
Because we believe the growth in our stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. Since certain of our foreign employees are unable to receive stock options due to legal restrictions, we also have a stock appreciation rights plan for those foreign employees. Stock appreciation rights granted under that plan are settled in cash. All employees are eligible to receive stock option grants or stock appreciation rights. However, in order to ensure that such grants are sufficiently meaningful so as to incentivize performance, they have traditionally been awarded to employees who have achieved the level of District Manager or equivalent within our organization.
We believe our combination of short- and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.
Management's Role in Setting Executive Compensation
Management plays an important role in our executive compensation setting process. The most significant aspects of management's role are:
•Evaluating employee performance;
•Recommending business performance targets and objectives; and
•Recommending salary levels and option awards.

While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer and president/chief sales officer worked with our compensation committee in 2025 to establish the agenda and discussion surrounding executive compensation. During this process, the chief executive officer and president/chief sales officer were asked to provide:
•The background information regarding our strategic objectives;
•Their evaluation of the performance of our other executive officers; and
•Compensation recommendations as to other executive officers.
In setting the compensation level for both our chief executive officer and president/chief sales officer for 2025, the compensation committee asked for and received input from each about what was reasonable and fair, yet challenging, in terms of setting performance goals. We respect their knowledge of our business and industry; however, the final determination as to their respective compensation was made by the compensation committee after careful consideration of numerous factors.
Change in Control Arrangements
We have no employment, severance, or change in control agreements with any of our executive officers. Our stock option plan provides that if we are not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of a dissolution or liquidation of Fastenal. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for Fastenal in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.
Elements of Executive Compensation
Our executive compensation program has historically been comprised of four elements: base salary, quarterly incentives, equity-based long-term incentives, and other compensation. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining, and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation		Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to individual responsibilities, experience, and performance.
		•	Provide regular cash flow not contingent on short-term variations in Fastenal's performance.

Quarterly Incentives	Cash	•	Align compensation with our quarterly corporate financial performance.
		•	Reward achievement of short-term profit growth.
		•	Provide executives with a meaningful total cash compensation opportunity (base salary + quarterly bonuses).

Long-term Incentives	Stock Options	•	Encourage long-term retention.
		•	Create a long-term performance focus.
		•	Align compensation with our long-term returns to shareholders.
		•	Provide executive ownership opportunities.

Other Compensation	Benefits	•	Provide competitive retirement and health and welfare benefit plans generally available to all of our employees, including executive officers.
The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short- and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee's level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.

Base Salary
Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set base salary levels below the market median for each executive officer. In setting these salary levels for individual executives, we consider past performance, expected performance, experience of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under 'Market Competitiveness Review' below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our 'pay for performance' mentality, this is the only material component of executive compensation that is not tied directly to our performance.
2025 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2025 at its last meeting in 2024, with the exception of Mr. Tunnicliff, who was appointed senior executive vice president and chief financial officer effective November 10, 2025. The compensation committee maintained base compensation levels for the named executive officers consistent with 2024 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay. Ms. Lisowski's base salary was increased temporarily effective April 17, 2025, in connection with her appointment as interim chief financial officer, in addition to continuing to serve as executive vice president - chief accounting officer and treasurer. Mr. Tunnicliff's base salary was determined by the compensation committee upon his appointment effective November 10, 2025.
Fastenal's performance was not a factor considered by the compensation committee in setting the annual base salaries of our named executive officers for 2025.
2026 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2026 at its last meeting in 2025. The committee maintained base compensation levels for the named executive officers consistent with 2025 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.
Quarterly Incentives
Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of Fastenal and/or their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increase our income above a predetermined minimum target.
The primary cash bonuses for all of our named executive officers are based on Fastenal's growth in pre-tax income and/or the officer's area of responsibility. The compensation committee selected pre-tax income as the appropriate metric for calculating cash bonuses for those officers because of the committee's belief that the focus of the named executive officers should be on profitability, which is the primary driver of shareholder value. The cash bonus for our chief financial officer also includes a component based on growth in company-wide net income because the responsibilities of the position allow for the affect of our entire financial position, including our tax position. The compensation committee believes that no named executive officer should earn a cash bonus under this program for a quarter unless financial performance has improved and therefore sets minimum targets for each quarter that are equal to the income achieved for the same quarter in the prior year. The compensation committee requires growth in income before any bonuses can be earned due to its belief that growth is achievable with superior effort and will generate the cash necessary to expand Fastenal's operations in accordance with our business plans and increase shareholder value.
The payout percentage used to calculate the amount of each named executive officer's primary quarterly cash bonus reflects the officer's track record in his or her current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.
Cash bonus payments to our named executive officers are tied directly to our financial performance so that they increase only if and to the extent Fastenal's profitability grows; therefore, we do not believe it is necessary for payouts under our primary executive cash incentive program to be capped. We believe the current design of our executive bonus arrangements, along with our other controls, adequately mitigates risk and the use of multiple metrics would not be in furtherance of our goal of keeping our compensation programs simple, understandable, and transparent, and would risk keeping our executives focused on things other than profitability, thereby depriving them of the clear feedback and motivation necessary to improve our bottom line. Therefore, we do not base these cash incentives on multiple metrics.

Our named executive officers are each eligible for a supplemental bonus program. The supplemental bonus program, known as the ROA (Return on Assets) Plan, is intended to encourage better management of accounts receivable, inventory, and vehicles and provides cash incentive amounts on a quarterly basis for asset management improvement over the same quarter in the prior fiscal year and is described in more detail below.
2025 Incentive Program
The bonus arrangements for our named executive officers for 2025 were approved by our compensation committee at its last meeting in 2024, with the exception of Mr. Tunnicliff, who was appointed senior executive vice president and chief financial officer effective November 10, 2025. Consistent with prior years, the bonuses for 2025 were based on Fastenal's growth in pre-tax income or net income and/or the officer's area of responsibility. The bonuses for each quarter were determined by applying a payout percentage to the amount by which pre-tax income or net income exceeded 100% of pre-tax income or net income for the same quarter in 2024. The compensation committee determined that the payout percentages for each of the named executive officers for 2025 would remain unchanged from those in effect at the end of 2024. Ms. Lisowski's bonus payout percentages were increased temporarily effective April 17, 2025, in connection with her appointment as interim chief financial officer, in addition to executive vice president - chief accounting officer and treasurer. Mr. Tunnicliff's bonus payout percentages were determined by the compensation committee upon his appointment effective November 10, 2025.
The specific bonus opportunities for our named executive officers are summarized in the table below. Each named executive officer's cash bonus for each quarter during 2025 was determined by applying the payout percentage listed opposite his or her name below to the amount by which Fastenal's pre-tax income or net income and/or the officer's area of responsibility for that quarter exceeded 100% of such income in the same quarter of 2024 (the 'minimum target').

Name	Income Type	Payout Percentage
Mr. Florness	Company-wide pre-tax income	1.75%
Mr. Tunnicliff (1)	Company-wide pre-tax income / Company-wide net income	0.50% / 0.35%
Ms. Lisowski (2)	Company-wide pre-tax income / Company-wide net income	0.40% / 0.27%
Mr. Watts	Company-wide pre-tax income	1.25%
Mr. Miller (3)	Pre-tax income / Company-wide pre-tax income	0.75% / 0.15%
Mr. Soderberg	Company-wide pre-tax income	0.65%
Mr. Lewis (4)	Company-wide pre-tax income / Company-wide net income	0.50% / 0.35%
(1)Mr. Tunnicliff's bonus program was effective for the period beginning with his appointment as senior executive vice president and chief financial officer on November 10, 2025.
(2)Ms. Lisowski's bonus percentages were 0.33% / 0.23% from January 1, 2025 to April 16, 2025. Ms. Lisowski's bonus percentages changed temporarily to 0.40% / 0.27% effective April 17, 2025 when she assumed the role of interim chief financial officer.
(3)The approximate percentage of pre-tax income attributable to our operations in the geographic area under Mr. Miller's leadership was approximately 86%.
(4)Mr. Lewis resigned effective April 16, 2025.
The following table sets out, for each quarter in 2025, our actual and minimum target pre-tax income and net income on a company-wide basis for that quarter, in each case rounded to the nearest thousand. (As indicated above, the 'minimum target' amount in 2024 was 100% of such income in the same quarter of 2024.)

2025	Actual Pre-tax Income	Minimum Target Pre-tax Income	Actual Net Income	Minimum Target Net Income
First quarter	$393,141,000	$389,844,000	$298,656,000	$297,740,000
Second quarter	436,610,000	386,364,000	330,283,000	292,682,000
Third quarter	440,610,000	387,627,000	335,453,000	298,041,000
Fourth quarter	384,590,000	344,293,000	294,067,000	262,090,000

As noted above, the ROA Plan, which is designed to encourage careful management of assets, namely accounts receivable, inventories, and pick-up trucks, for 2025 was approved by the compensation committee for our named executive officers. Quarterly bonuses would be payable pursuant to the ROA Plan if a specified level of improvement in asset management relative to the comparable prior year quarter was achieved. Improvement in asset management was assessed using a two-quarter average of total assets divided by the trailing 12-month net sales, which we refer to as the 'performance percentage.' If the performance percentage when compared to the prior year benchmark showed improvement at a level specified in the table below, the named executive officers would receive the corresponding bonus amount.

Improvement Amount Exceeded	Bonus Payout
150 basis points	$15,000
100 basis points (but less than 150 basis points)	$10,000
50 basis points (but less than 100 basis points)	$5,000
In addition, for each whole percentage improvement (e.g., 41.0%, 40.0%, 39.0%, etc.) a $10,000 bonus would be payable for the quarter when the new whole percentage threshold was first achieved. We achieved improvement and paid bonus amounts to our named executive officers, pursuant to the ROA Plan for each quarter in fiscal 2025 as follows:

2025	Improvement Amount Exceeded	Bonus Payout
First quarter	—	$—
Second quarter	—	—
Third quarter	—	—
Fourth quarter	—	—
Total		$—
2026 Incentive Program
The bonus arrangements for our named executive officers for 2026 were approved by our compensation committee at its last meeting in 2025. The bonus plans for our named executive officers for 2026 are unchanged from our 2025 bonus plans, except that Mr. Miller's quarterly bonus increased and will be applied to Company-wide quarterly pretax earnings exceeding 100% of the same quarter in the previous year to reflect his increased responsibilities, which include oversight of Company sales leadership.
Long-term Incentives
We tie a portion of our employee compensation to the market price of Fastenal's common stock by granting stock options pursuant to the Fastenal Company Employee Stock Option Plan, as amended and restated (the 'stock option plan'). The equity-based incentives that can be granted under that plan are limited to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand, and because stock options deliver value to our employees only if our shareholders realize appreciation in the value of their shares held over the same period.
Due to legal restrictions, we are unable to grant options under our stock option plan to certain of our foreign employees. As a result, those employees (none of whom are executive officers) are instead eligible to receive stock appreciation rights under a separate plan. The stock appreciation rights have been designed to mirror the economic rewards of our stock options in all material respects. All of those stock appreciation rights are settled in cash.
All of our employees are eligible to receive equity-based grants. When making grants, including to named executive officers, we consider an employee's contribution to Fastenal, including the employee's responsibility for sales and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving equity-based grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.
During 2025, our compensation committee granted stock options to our employees under our stock option plan for a total of 1,278,608 shares of our common stock with an exercise price of $36.00 per share. The exercise price of our stock options is determined by rounding the closing stock price on the effective date of the grant up to the nearest dollar. Of these grants, options to purchase an aggregate of 295,900 shares were awarded to our named executive officers. Stock option grants were made in 2025 to all of our named executive officers, except Mr. Tunnicliff, who joined Fastenal during the year.
Our stock option grants have been made at levels designed to provide recipients with an attractive capital accumulation opportunity should income and shareholder values grow at acceptable rates and to facilitate retention of critical employees. Of the 60,215,014 total shares subject to stock options granted by Fastenal under our stock option plan since April 2007, options covering an aggregate of 7,708,156 shares are either held by, or have been exercised by, our current executive officers. The stock options granted to executive officers vest and become exercisable over a period of five or eight years from the date of grant, with such staggered vesting designed to ensure continuity of leadership. If an executive officer dies, his or her options will continue to vest according to the options' regular vesting schedule.
At its last meeting in 2025, the compensation committee granted to our employees, effective January 2, 2026, options to purchase a total of 1,339,070 shares of our common stock at an exercise price of $41.00 per share. Of those grants, options to purchase an aggregate of 252,801 shares were awarded to our named executive officers.
In 2025, the compensation committee approved amending all options to provide that the employee will receive continued vesting for 12 months after retirement if the employee provides at least 12 months advance notice of retirement to Fastenal. This amendment became effective January 2, 2026 and also applies to newly-granted options.
We have stock ownership guidelines for our non-employee directors and executive officers, which require each to hold minimum levels of investment in Fastenal. The stock ownership guidelines are further described below.
Other Compensation
We make annual profit-based matching contributions to our executive officers' 401(k) plan accounts. We allocate the annual profit-based matching contributions made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.
Market Competitiveness Review
In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee annually reviews executive compensation data based on external reports for a peer group of companies in order to stay informed of practices and executive pay levels in the marketplace. However, it does not establish specific compensation parameters based on such data, nor does it set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific mathematical calculation to peer group compensation data.
2025 Compensation Review
2025 Peer Group. As part of the decision-making process with respect to 2025 executive compensation, our compensation committee reviewed the executive compensation data of a peer group consisting of the following ten companies (the 2025 peer group):

Applied Industrial Technologies, Inc. (AIT)	Nordson Corporation (NDSN)
Donaldson Company, Inc. (DCI)	O'Reilly Automotive, Inc. (ORLY)
Genuine Parts Company (GPC)	Tractor Supply Company (TSCO)
IDEX Corporation (IEX)	WESCO International, Inc. (WCC)
MSC Industrial Direct Co., Inc. (MSM)	W.W. Grainger, Inc. (GWW)
The companies included in our 2025 peer group are similar to our business in terms of the end markets they serve and/or their operating characteristics (e.g., using similar methods of sourcing, distributing, and selling) and they are reasonably expected to be competing for a similar pool of potential employees.
Benchmarking for 2025. In comparing Fastenal's executive compensation levels to those of its 2025 peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes stock options, other types of equity compensation, pensions, and perquisites), and total compensation. In December 2024, when the committee made decisions with respect to 2025 executive compensation, the most recent year for which executive compensation data for the 2025 peer group was available was 2023. The median sales of the 2025 peer group was greater than Fastenal's and the median market capitalization of the 2025 peer group as of December 31, 2024 was less than Fastenal's. Based on the latest available data, the compensation committee determined that (i) the base salaries of Fastenal's named executive officers for 2025 were lower than the median base salary of the named executive officers of the 2025 peer group, (ii) due to greater financial results in comparison to prior years and our pay for performance philosophy, the cash incentive pay of Fastenal's named executive officers for 2025 was higher than the median cash incentive pay of the named executive officers of the 2025 peer group, and (iii) the total compensation of Fastenal's named executive officers for 2025 was lower than the median total compensation of the named executive officers of the 2025 peer group.
The total compensation of Fastenal's named executive officers for 2025 was lower than the median total compensation of the 2025 peer group due to the lower base salary and lower grant date fair value of the equity compensation awarded to Fastenal's executives, which was partially offset by higher cash incentive pay. In making compensation decisions for the named executive officers, the compensation committee does not focus on the grant date fair value of equity awards. Rather the committee makes its own internal judgments regarding the value of those awards and has concluded that the opportunity at Fastenal for the creation of long-term stock value, driven by achieving consistent outstanding growth over an extended period of time, is significant. We have historically achieved strong growth and the expectation of the committee in granting option awards is that, with superior efforts from our executives and other employees, outstanding growth can continue in the future. Accordingly, the committee believes the aggregate annual compensation paid to our named executive officers can reasonably be expected to result in significant wealth creation.
2026 Compensation Review
2026 Peer Group. As part of the decision-making process with respect to 2026 executive compensation, our compensation committee reviewed executive compensation data of the peer group consisting of the same ten companies as the prior year (the 2026 peer group).
Benchmarking for 2026. At its last meeting in 2025, when the compensation committee made decisions with respect to 2026 executive compensation, the most recent year for which executive compensation data for the 2026 peer group was available was 2024. Based on the committee's review of all factors, including the latest available 2026 peer group compensation data, the committee believes the aggregate annual compensation to be paid to our named executive officers for 2026 can reasonably be expected to result in significant overall incentives for strong performance, and the committee believes our 2026 compensation programs for our named executive officers will be fair, competitive, and sufficient to motivate them to achieve personal success and success for Fastenal and its shareholders.
Executive Incentive Recoupment
On October 11, 2023, our board of directors adopted a compensation forfeiture, recovery, and true-up policy in compliance with Nasdaq listing rules and Section 10D of the Exchange Act. In addition to required terms, the policy also provides that, in the case of an underpayment of incentive compensation to a Section 16 officer due to an error in a financial statement, the compensation committee will provide for payment to those officers of any additional amount of incentive compensation that would have been paid based on the restated financial statements. This policy replaced the then-existing executive incentive recoupment and true-up policy we adopted in 2016. During or after our last fiscal year, we were not required to prepare an accounting restatement, and therefore were not required to clawback any compensation under our policy adopted in compliance with the listing standards pursuant to 17 CFR 240.10D-1 regarding recovery of erroneously awarded compensation, nor did we have any balance of unrecovered erroneously awarded compensation as of the end of our 2025 fiscal year as we did not have any prior restatements.
Stock Ownership Guidelines
Our board of directors believes that directors and executive officers should be shareholders of Fastenal and should accumulate stock ownership whose value is set forth in our stock ownership guidelines. The guidelines require non-employee directors and each officer subject to Section 16 reporting requirements (Section 16 officers) to achieve an equity ownership level equal to a value set forth in the following schedule:

Leadership Position	Value of Shares at 5 years	Value of Shares at 10 years
Non-employee Director	1.0x annual board retainer (excluding any board committee retainer)	2.0x annual board retainer (excluding any board committee retainer)
CEO	1.0x annual base compensation	2.0x annual base compensation
President (if not also CEO)	1.0x annual base compensation	2.0x annual base compensation
All Senior Section 16* officers	1.0x annual base compensation	1.5x annual base compensation
All other Section 16 officers	1.0x annual base compensation	1.0x annual base compensation
*Defined as the chief financial officer, a senior executive vice president, or chief operating officer (if applicable).
Each non-employee director and Section 16 officer is expected to achieve the equity ownership levels set forth above within five and ten years, measured from the later of January 1, 2018 or the date such person was originally elected to the board or appointed as an executive officer. The compensation committee is responsible for monitoring the application of the stock ownership guidelines and has the discretion to waive or extend the time for compliance with the policy, or to withhold or reduce future awards of equity-based compensation to any person who fails to comply with the retention requirements set forth in the guidelines. At this time, all directors and Section 16 officers are in compliance with the guidelines outlined above.

Hedging Policies
As described earlier in this proxy statement, we have put in place policies prohibiting our directors and Section 16 officers from hedging the economic risk of ownership of our stock.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code limits the amount Fastenal may deduct for compensation paid in any year to certain covered employees to $1,000,000. While our compensation committee is mindful of the benefits to us of the deductibility of executive compensation, it believes that we should compensate our executive officers in a manner that best promotes our corporate objectives.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Equity awards granted to our executive officers, including our named executive officers, in fiscal 2025 were granted under our stock option plan, which authorizes the issuance of stock option awards to eligible employees. Equity awards for all executive officers are approved by our board of directors upon a recommendation by our compensation committee.
The exercise price of stock options is rounded up to the nearest dollar from the closing stock price on the date of the grant and is above the fair market value of our common stock on the date of the grant. Equity awards are granted on the first trading day of the fiscal year and are consistent with our annual compensation cycle. The dates for these grants are typically predetermined a year or more in advance on a fairly consistent cadence year-over-year and align with the Fastenal blackout period.
As a result, in all cases, the timing of grants of equity awards occurs independent of the release of any material nonpublic information, and we do not backdate grants of awards and do not have any program, plan, or practice to select equity award grant dates for executive officers in coordination with the release of material nonpublic information for the purpose of affecting the value of executive compensation.
Conclusion
Our compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation
Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years (principal positions are as of December 31, 2025), unless otherwise noted:
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Daniel L. Florness	2025	750,000	(5)	—	—	861,387	2,569,000	2,941	4,183,328
Chief Executive Officer	2024	750,000	(5)	—	—	867,883	75,250	2,754	1,695,887
	2023	750,000	(5)	—	—	847,284	1,515,000	3,223	3,115,507
Max H. Tunnicliff (6)	2025	62,708		225,000	—	—	178,695	—	466,403
Senior Executive Vice President and
Chief Financial Officer
Sheryl A. Lisowski (7)	2025	404,549		—	—	177,200	876,090	2,941	1,460,780
Executive Vice President - Chief	2024	320,004		—	—	178,538	54,550	2,754	555,846
Accounting Officer and Treasurer	2023	320,004		—	—	174,300	507,230	3,223	1,004,757
Jeffery M. Watts (8)	2025	535,658		—	—	738,322	1,819,823	—	3,093,803
President and	2024	516,090		—	—	495,938	60,746	—	1,072,774
Chief Sales Officer	2023	451,503		—	—	268,713	749,716	—	1,469,932
Charles S. Miller	2025	450,000		—	—	332,250	1,132,546	2,941	1,917,737
Senior Executive Vice	2024	450,000		—	—	334,746	60,173	2,754	847,673
President - Sales	2023	430,008		—	—	312,288	852,813	3,223	1,598,332
John L. Soderberg	2025	400,008		—	—	221,500	954,200	2,941	1,578,649
Senior Executive Vice	2024	400,008		—	—	223,164	49,950	2,754	675,876
President - Information Technology	2023	400,008		—	—	217,875	613,000	3,223	1,234,106
Holden Lewis (9)	2025	129,526		—	—	291,016	83,767	—	504,309
Former Senior Executive Vice President	2024	430,000		—	—	293,214	64,700	2,754	790,668
and Chief Financial Officer	2023	430,000		—	—	286,259	728,350	3,223	1,447,832
(1)Mr. Tunnicliff received a $225,000 signing bonus.
(2)This column sets out the grant date fair value of all option grants made during each respective year, without regard to subsequent forfeitures of those grants. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in 'Note 5' to our consolidated financial statements included in our 2025 annual report on Form 10-K.
(3)This column sets out cash bonuses earned (rather than paid) in the respective year, which include any bonuses earned pursuant to the ROA Plan.
(4)This column sets out our annual profit-based matching contribution under our 401(k) plan.
(5)This amount includes $50,000 paid to Mr. Florness in 2025, 2024, and 2023 in his capacity as one of our directors. See 'Corporate Governance and Director Compensation-Compensation of Our Directors' earlier in this document.
(6)Mr. Tunnicliff was appointed as our senior executive vice president and chief financial officer effective November 10, 2025.
(7)Ms. Lisowski was the executive vice president - chief accounting officer and treasurer from January 1, 2025 through April 16, 2025, executive vice president - interim chief financial officer, chief accounting officer, and treasurer from April 17, 2025 through November 9, 2025, and executive vice president - chief accounting officer and treasurer from November 10, 2025 through December 31, 2025.
(8)Mr. Watts' base salary and cash bonuses in 2025, 2024, 2023 were paid in Canadian dollars. These amounts were converted into United States dollars using the exchange rate in effect at the time each payment occurred. The exchange rates used (expressed as the amount of United States dollars purchasable with one Canadian dollar) ranged from 0.6878 to 0.7362 and averaged 0.7163 in 2025, ranged from 0.6951 to 0.7473, and averaged 0.7272 in 2024, and ranged from 0.7204 to 0.7580, and averaged 0.7424 in 2023.
(9)Mr. Lewis resigned effective April 16, 2025. The option awards granted to Mr. Lewis in 2025 were forfeited upon his resignation.

Grant of Plan-Based Awards
Set out in the following table is information with respect to awards, if any, for 2025 to our named executive officers under our cash incentive and employee stock option plans.
GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($ / Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold (#)	Target (#)	Maximum (#)
Daniel L. Florness	1/2/2025	—	75,250	—	—	—	—	—	97,222	36.00	861,387
Max H. Tunnicliff	1/2/2025	—	—	—	—	—	—	—	—	—	—
Sheryl A. Lisowski	1/2/2025	—	57,130	—	—	—	—	—	20,000	36.00	177,200
Jeffery M. Watts	1/2/2025	—	63,750	—	—	—	—	—	83,332	36.00	738,322
Charles S. Miller	1/2/2025	—	54,667	—	—	—	—	—	37,500	36.00	332,250
John L. Soderberg	1/2/2025	—	49,950	—	—	—	—	—	25,000	36.00	221,500
Holden Lewis (7)	1/2/2025	—	39,600	—	—	—	—	—	32,846	36.00	291,016
(1)The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in 'Compensation Discussion and Analysis-Quarterly Incentives-2025 Incentive Program', which include any bonuses earned pursuant to the ROA plan. The actual amounts earned during 2025 under these cash bonus arrangements by the named executive officers are reported in the 'Summary Compensation Table' column captioned 'Non-Equity Incentive Plan Compensation'.
(2)There were no thresholds or maximum payouts under the 2025 cash bonus arrangements.
(3)The target payouts were calculated by applying the payout percentages for the named executive officers in effect at the end of each quarter of 2025 to the amount by which pre-tax and net income in the same quarter of 2024 exceed 100% of pre-tax and net income in the same quarter of 2023.
(4)This column sets out the number of shares subject to options granted during 2025. The options will vest and become exercisable over a period of five years, with 20% of such options vesting and becoming exercisable each year following the grant date. The options will terminate, to the extent not previously exercised, approximately ten years after the grant date.
(5)The exercise price of our stock options is determined by rounding the closing stock price on the effective date of the grant up to the nearest dollar.
(6)This column sets out the grant date fair value of all options granted during 2025. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2025 annual report on Form 10-K.
(7)Mr. Lewis resigned effective April 16, 2025. Mr. Lewis' stock option grant was forfeited in connection with his resignation.

Outstanding Equity-Based Awards
Set out in the following table is information with respect to each named executive officer's outstanding equity awards as of the end of 2025. The equity awards consist solely of options granted under our stock option plan.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Daniel L. Florness	100,000	—	—	13.00	1/2/2019	12/31/2028	(1)	—	—	—	—
	142,104	—	—	19.00	1/2/2020	12/31/2029	(1)	—	—	—	—
	90,000	22,500	—	24.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	54,192	36,130	—	31.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	58,332	87,500	—	24.00	1/3/2023	12/31/2032	(2)	—	—	—	—
	21,874	87,500	—	32.00	1/2/2024	12/31/2033	(2)	—	—	—	—
	—	97,222	—	36.00	1/2/2025	12/31/2034	(2)	—	—	—	—
Max H. Tunnicliff	—	—	—	—	—	—		—	—	—	—
Sheryl A. Lisowski	—	4,000	—	24.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	9,288	6,194	—	31.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	—	18,000	—	24.00	1/3/2023	12/31/2032	(2)	—	—	—	—
	4,500	18,000	—	32.00	1/2/2024	12/31/2033	(2)	—	—	—	—
	—	20,000	—	36.00	1/2/2025	12/31/2034	(2)	—	—	—	—
Jeffery M. Watts	18,612	—	—	13.00	1/2/2019	12/31/2028	(1)	—	—	—	—
	36,842	—	—	19.00	1/2/2020	12/31/2029	(1)	—	—	—	—
	23,332	5,834	—	24.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	14,322	9,548	—	31.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	18,500	27,750	—	24.00	1/3/2023	12/31/2032	(2)	—	—	—	—
	12,500	50,000	—	32.00	1/2/2024	12/31/2033	(2)	—	—	—	—
	—	83,332	—	36.00	1/2/2025	12/31/2034	(2)	—	—	—	—
Charles S. Miller	9,052	—	—	19.00	1/2/2020	12/31/2029	(1)	—	—	—	—
	17,914	7,168	—	24.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	16,644	11,096	—	31.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	21,500	32,250	—	24.00	1/3/2023	12/31/2032	(2)	—	—	—	—
	8,436	33,750	—	32.00	1/2/2024	12/31/2033	(2)	—	—	—	—
	—	37,500	—	36.00	1/2/2025	12/31/2034	(2)	—	—	—	—
John L. Soderberg	25,262	—	—	19.00	1/2/2020	12/31/2029	(1)	—	—	—	—
	18,000	4,500	—	24.00	1/4/2021	12/31/2030	(1)	—	—	—	—
	11,030	7,356	—	31.00	1/3/2022	12/31/2031	(1)	—	—	—	—
	15,000	22,500	—	24.00	1/3/2023	12/31/2032	(2)	—	—	—	—
	5,624	22,500	—	32.00	1/2/2024	12/31/2033	(2)	—	—	—	—
	—	25,000	—	36.00	1/2/2025	12/31/2034	(2)	—	—	—	—
Holden Lewis (3)	—	—	—	—	—	—		—	—	—	—
(1)This option has a vesting period of five years with the following vesting schedule: 40% vested and exercisable two years following the grant date and the remainder exercisable in proportional increments of 20% each year thereafter.
(2)This option has a vesting period of five years with the following vesting schedule: 20% vested and exercisable one year following the grant date and the remainder exercisable in proportional increments of 20% each year thereafter.
(3)Mr. Lewis resigned effective April 16, 2025. Any unvested stock options were forfeited as of his resignation date.

Option Exercises
Set out in the following table is information regarding options to purchase Fastenal stock, if any, that have been exercised by our named executive officers during 2025.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel L. Florness	184,612	5,729,983	—	—
Max H. Tunnicliff	—	—	—	—
Sheryl A. Lisowski	21,052	471,844	—	—
Jeffery M. Watts	48,724	1,683,249	—	—
Charles S. Miller	—	—	—	—
John L. Soderberg	67,336	2,111,651	—	—
Holden Lewis (1)	137,310	2,371,231	—	—
(1)Mr. Lewis resigned effective April 16, 2025.
Pension Benefits
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.
Non-Qualified Deferred Compensation
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.

Potential Payments upon Termination or Change-in-Control
SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans, or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan, or arrangement other than our stock option plan, which provides that, if Fastenal is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of the dissolution or liquidation of Fastenal. In the event of a named executive officer's death, our stock option plan provides that such executive's outstanding options will continue to vest and become exercisable in accordance with the schedule set forth on the applicable award certificate.
The following table lists the estimated value of option vesting upon an event described above. The table assumes the triggering event occurred on December 31, 2025, the last day of our last completed fiscal year, except for Mr. Lewis, who resigned effective April 16, 2025. The amounts in the table for the acceleration or continued vesting of stock options are determined by multiplying the difference (if positive) between the closing market price of our common stock on December 31, 2025 ($40.13) and the exercise price of each option by the number of shares subject to each award which would vest upon such event:

Name	Retirement ($) (2)	Death ($)	Certain Changes in Control, Dissolution, Liquidation ($)
Daniel L. Florness	—	8,780,861	11,997,930
Max H. Tunnicliff	—	—	—
Sheryl A. Lisowski	—	121,384	761,736
Jeffery M. Watts	—	2,190,550	3,570,094
Charles S. Miller	—	1,047,561	2,213,942
John L. Soderberg	—	1,212,503	2,001,348
Holden Lewis (1)	—	—	—
(1)Mr. Lewis resigned effective April 16, 2025.
(2)As disclosed above, in 2025, the compensation committee approved amending all options to provide that the employee will receive continued vesting for 12 months after retirement if the employee provides at least 12 months advance notice of retirement to Fastenal. Since this amendment became effective as of January 2, 2026 and this table assumes the triggering event occurred on December 31, 2025, no amounts are reported this year in this column, but this column will be applicable in future years.

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Daniel L. Florness, our chief executive officer (our CEO):
For 2025, our last completed fiscal year:
•the total compensation amount for the median employee identified in 2023 was $47,287 for 2025; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $4,183,328.
Based on this information for 2025, we reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee was 88:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
We determined our median employee's total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation amount for our median employee for 2025 was determined to be $47,287. This total compensation amount was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $4,183,328. The elements included in the CEO's total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
The methodology that we used to identify the median of the annual total compensation of all our employees in 2023, and the material assumptions, adjustments, and estimates that we used for the identification of our median employee were as follows:
We determined that, as of October 31, 2023, our employee population consisted of 23,231 individuals (including full-time and part-time employees, other than the CEO, who were employed on October 31, 2023, including employees on leave) working at Fastenal together with our consolidated subsidiaries. Of these individuals, 18,554 were located in the U.S. and U.S. territories, and 4,677 were located in 26 other countries around the world.
The scale of our operations in many of these foreign countries is smaller, and in aggregate we employed less than 5% of our total workforce in 22 of these 26 countries, primarily as sales staff in our international selling locations. Given the limited scale of this portion of our international operations, we chose to exclude all 952 of our employees in these countries as follows:

Country	Employees (#)	Country	Employees (#)	Country	Employees (#)	Country	Employees (#)
Austria	10	Germany	55	Panama	21	Switzerland	4
Belgium	13	Hungary	14	Poland	39	Taiwan	32
Brazil	86	Ireland	17	Romania	36	Thailand	20
Chile	17	Italy	82	Singapore	22	United Kingdom	148
Czech Republic	93	Malaysia	128	Spain	19
France	54	Netherlands	38	Sweden	4
In total, we excluded 4.10% of our workforce from the identification of the 'median employee', as permitted by SEC rules.
Our employee population, after taking into consideration the permitted adjustments described above, consisted of 22,279 members. In making this determination, we annualized the compensation of all employees included in the sample who were hired in 2023 but did not work for us or our consolidated subsidiaries for the entire twelve month period described below. Our adjusted employee population consisted of 18,554 employees in the U.S. and U.S. territories and 3,725 employees located in Canada, China, Mexico, and India.
We identified our median employee based on the total cash compensation paid during the twelve month period ended October 31, 2023. For purposes of determining the total cash compensation paid, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended October 31, 2023, and the amount of any cash incentives paid to the employee in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior month or quarter), as reflected in our payroll records. For purposes of identifying the median employee, we applied the same exchange rates we used for financial statement conversion purposes at October 31, 2023, which are U.S. dollars to Canadian dollars 1.3865 CAD; U.S. dollars to Chinese Yuan 7.3168 CNY; U.S. dollars to Dominican Peso 56.2314 DOP; U.S. dollars to Indian Rupee 83.2674 INR; and U.S. dollars to Mexican Peso 18.0231 MXN.

Pay Versus Performance Table
The following table sets forth additional compensation information of our principal executive officer (PEO) and our other named executive officers (NEOs) (averaged) along with total shareholder return, net income, and company-wide pre-tax income performance results for our fiscal years ending in 2025, 2024, 2023, 2022, and 2021:

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO (1) (2) ($)	Compensation Actually Paid to PEO (1) (2) ($)	Average Summary Compensation Table Total for Other NEOs (1) (2) ($)	Average Compensation Actually Paid to Other NEOs (1) (2) ($)	FAST Total Shareholder Return (3) ($)	Peer Group Total Shareholder Return (3) (4)	Net Income ($ in millions)	Company-Wide Pre-Tax Income (5) ($ in millions)
2025	4,183,328	4,866,551	1,503,614	1,461,327	185	219	1,258.4	1,655.0
2024	1,695,887	2,280,298	860,697	1,055,881	163	196	1,150.6	1,508.1
2023	3,115,507	5,360,613	1,449,743	1,757,205	143	172	1,155.0	1,522.0
2022	5,439,610	3,307,940	2,408,942	1,793,142	101	116	1,086.9	1,440.0
2021	2,423,614	5,572,876	1,358,039	2,295,107	134	134	925.0	1,207.8
(1)    Our PEO and Other NEOs for each reported fiscal year were:

Fiscal Year	PEO	Other NEOs
2025	Daniel L. Florness	Max H. Tunnicliff, Sheryl A. Lisowski, Jeffery M. Watts, Charles S. Miller, John L. Soderberg, and Holden Lewis (i)
2024	Daniel L. Florness	Holden Lewis, Jeffery M. Watts, Charles S. Miller, and William J. Drazkowski
2023	Daniel L. Florness	Holden Lewis, Charles S. Miller, Jeffery M. Watts, John L. Soderberg, and Terry M. Owen
2022	Daniel L. Florness	Holden Lewis, Terry M. Owen, Charles S. Miller, and Reyne K. Wisecup
2021	Daniel L. Florness	Holden Lewis, Jeffery M. Watts, Terry M. Owen, and William J. Drazkowski

(i)    Mr. Lewis resigned effective April 16, 2025.
(2)    SEC rules require certain adjustments be made to the Summary Compensation Table (SCT) totals to determine compensation actually paid (CAP) as reported in the Pay Versus Performance Table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. The PEO and NEOs do not participate in a defined benefit plan, so no adjustment for pension benefits is included in the table below. The following table details these adjustments from the SCT total compensation to determine CAP in 2025:

Adjustments	PEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	4,183,328	1,503,614
Adjustments for Stock and Option Awards
Subtract SCT amounts of stock and option awards	(861,387)	(293,381)
Add fair value as of the year-end of awards granted during 2025 that are outstanding and unvested at the end of 2025	970,714	275,959
Plus (Minus) change in fair value of awards between the end of 2024 and the end of 2025 for awards granted in any prior fiscal year that are outstanding and unvested at the end of 2025	596,285	118,354
Add vesting date fair value of awards granted and vesting during 2025	—	—
Plus (Minus) change in fair value from the end of 2024 to the vesting date of awards granted in any prior fiscal year which met all vesting conditions during 2025	(22,389)	(5,096)
Subtract fair value at end of 2024 for awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during 2025	—	(138,123)
Add dividends or other income paid on stock or option awards in 2025 prior to vesting if not otherwise included in the SCT for the covered year	—	—
Compensation Actually Paid (as calculated)	4,866,551	1,461,327

(3)    Total shareholder return is calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2020 (the last trading day of fiscal 2020) through and including the end of each fiscal year reported in the table.
(4)     Our peer group used for the TSR calculation is the Dow Jones US Industrial Suppliers Index, which is the industry index used to show our performance in our Form 10-K.
(5)    Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2025 to Fastenal's performance, is company-wide pre-tax income. The 'income before income taxes' line item in our consolidated statements of income is equal to 'company-wide pre-tax income' and is calculated in conformity with U.S. GAAP.
Relationship between Pay and Performance
The charts below present a graphical comparison of CAP to our PEO and the average CAP to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) total shareholder return (TSR), (2) peer group TSR, (3) net income, and (4) company-wide pre-tax income. The charts also provide a comparison of our TSR to the peer group TSR for the five-year period.
CAP Versus Fastenal and Peer Group TSR (1)
(1)    TSR in the above chart, in the case of both us and our peer group, reflects the cumulative return of $100 as if invested on December 31, 2020, including reinvestment of any dividends.
CAP Versus Net Income and Company-Wide Pre-Tax Income

Tabular List of Important Financial Performance Measures
The following table lists the most important financial performance measures we used to link CAP to the NEOs for fiscal 2025 to our performance:

PEO	CFO	Other NEOs
Company-wide pre-tax income	Company-wide pre-tax income	Company-wide pre-tax income
Working capital management	Company-wide net income	Working capital management
Working capital management
* * * * * * * * * *
Equity Compensation Plan Information
The following table provides information as of December 31, 2025 regarding shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	7,992,479	$25.98	19,613,754
Equity compensation plans not approved by security holders	—	—	—
Total	7,992,479		19,613,754
(1)Reflects stock option awards issued and issuable in the future under our Fastenal Company Employee Stock Option Plan and our Fastenal Company Non-Employee Director Stock Option Plan.

PROPOSAL #4 – APPROVAL OF THE FASTENAL COMPANY EMPLOYEE RESTRICTED STOCK UNIT PLAN
Introduction
We are asking our shareholders to approve the Fastenal Company Employee Restricted Stock Unit Plan (the Employee RSU Plan), which was approved by our board of directors on January 16, 2026, subject to shareholder approval. A copy of the Employee RSU Plan is attached to this proxy statement as Exhibit A. If our shareholders approve the Employee RSU Plan, it will be effective as of the date of such approval.
The purpose of the Employee RSU Plan is to further motivate our employees to produce a superior return for our shareholders by facilitating their ownership of Fastenal common stock and by rewarding them for achieving a high level of Fastenal financial performance. The Employee RSU Plan is also intended to facilitate retaining employees by providing an attractive capital accumulation opportunity.
Shareholder Approval and Board of Directors Recommendation
Shareholder approval of the Employee RSU Plan is being sought in order to satisfy the shareholder approval requirements of Nasdaq.
Our board of directors recommends that our shareholders vote FOR the Employee RSU Plan because it will permit us to grant restricted stock units (RSUs), in addition to stock options which may be granted under our Employee Stock Option Plan (Employee Option Plan) and Non-Employee Director Stock Option Plan (Director Option Plan), and it includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices.
Basis for the Requested Share Reserve
Long-term equity-based incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives' interests with the interests of shareholders and serving as an effective retention tool. We consider our ability to continue providing a competitive level of long-term equity-based compensation to be of utmost importance to our success.
As of December 31, 2025, there were 1,148,057,473 shares of our common stock issued and outstanding.
Overhang
The following table summarizes information regarding awards outstanding and shares remaining available for grant under our Employee Option Plan and Director Option Plan as of December 31, 2025:

Shares Subject to Outstanding Awards	Employee Stock Option Plan	Non-Employee Director Stock Option Plan
Stock Options Outstanding	7,452,733	539,746
Weighted Average Exercise Price of Stock Options Outstanding	$25.85	27.77
Weighted Average Remaining Term of Stock Options Outstanding	6.15 years	6.66 years
Shares Available for Issuance	10,287,354	9,326,400
The outstanding equity awards together with the shares remaining available for issuance under the Employee Option Plan and Director Option Plan (commonly referred to as the overhang), represent approximately 2% of the fully diluted number of shares of our common stock. The dilutive impact of the additional 8,500,000 shares that would be available for issuance if both the Employee RSU Plan and the Director RSU Plan are approved would increase the overhang by approximately 1% percentage point to approximately 3% based on our fully diluted number of shares of our common stock as of December 31, 2025.
Duration
We expect that the number of shares to be reserved under the Employee RSU plan to be sufficient for granting RSUs to employees for approximately five years.
Key Compensation Practices
The Employee RSU Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:
•No liberal share recycling. We may not add back to the Employee RSU Plan's share reserve shares that are tendered or withheld to satisfy a tax withholding obligation or settled in cash.
•Minimum vesting period for all RSUs. A minimum vesting or performance period of one year is required for all awards, subject only to limited exceptions.

•No liberal definition of "change in control." No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any assessment by the board of directors that a change in control may be imminent.
•No excise tax gross-up payments. The Employee RSU Plan does not provide for any gross-up payments to offset any excise taxes under Internal Revenue Code (Code) Section 280G.
•No evergreen. The Employee RSU Plan does not have an evergreen or similar provision that provides for an automatic replenishment of shares available for grant.
•Clawback. The Employee RSU Plan provides that all awards are subject to any clawback or recoupment policies in effect from time to time. For more information about our current executive compensation recoupment policies, see "Executive Compensation—Executive Incentive Recoupment."
•Limits on dividend equivalents. The Employee RSU Plan prohibits the payment of dividend equivalents in connection with an award until it vests.
Description of Employee Restricted Stock Unit Plan
The major features of the Employee RSU Plan are described below.
Restricted Stock Units
The only type of equity award which may be granted under the Employee RSU Plan is RSUs. The holder of a RSU is entitled to receive a share of our common stock, or cash in the amount of the fair market value of a share of common stock, as of a future date, subject to certain restrictions and to a risk of forfeiture. RSU awards will be subject to such terms and conditions, consistent with the other provisions of the Employee RSU Plan, as may be determined by the compensation committee.
Administration
The Employee RSU Plan will be administrated by our compensation committee. The administrator will have the authority to grant RSUs under the Employee RSU Plan, to specify the number of shares covered by each RSU, to set the vesting and other terms of each RSU, to interpret the Employee RSU Plan, and to make any other determination that it believes necessary or advisable for the proper administration of the Employee RSU Plan. The administrator may delegate administrative authority under the Employee RSU Plan to such officers or employees of Fastenal or others as it may determine, except in connection with awards to individuals subject to Section 16 of the Securities Exchange Act.
Number of Shares
The total number of shares of common stock of Fastenal that will be available for issuance upon settlement of RSUs is 7,500,000, subject to adjustment as provided below. If a RSU terminates or is forfeited before it vests, the shares covered by the forfeited portion of the RSU would again be available for RSU grants. Shares subject to RSUs settled in cash will also be returned to the Employee RSU Plan's share pool.
Eligibility
All of our employees, numbering approximately 24,000 as of December 31, 2025, will be eligible to participate in the Employee RSU Plan. The administrator will select those employees who may participate in the Employee RSU Plan.
Vesting
A RSU award vests at such times and in such installments as may be determined by the compensation committee. Until it vests, a RSU award is subject to restrictions on transferability and the possibility of forfeiture. The Employee RSU Plan allows for awards subject to either time-based vesting or performance-based vesting, or both. Participants are entitled to receive payment for a performance-based RSU for any given performance period only to the extent that pre-established performance goals set by the compensation committee for the performance period are satisfied.
Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of grant during which no portion of the award may be scheduled to vest, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of at least one year. These required vesting and performance periods will not apply in connection with (i) a substitute award that does not reduce the vesting period of the award being replaced, (ii) awards involving an aggregate number of shares not in excess of 5% of the Employee RSU Plan's share reserve, (iii) a dissolution, liquidation, or reorganization (as described below), or (iv) a termination of employment due to death or disability.

Termination of Employment:
If a participant ceases to be employed by us for any reason other than death, any outstanding RSUs held by that participant will be forfeited at the time that participant's employment ends.
If a participant dies while in our employ, the portion of his or her RSUs that were not yet vested at the date of death will continue to vest as if the participant continued to be employed through the original vesting dates.
If a participant is terminated for cause, all of his or her outstanding RSUs, including RSUs which have vested but not yet paid or settled, will be forfeited without consideration.
Breach of Certain Obligations and Clawback Policy
If a participant who is a party to a non-competition, non-solicitation, or confidentiality agreement with us violates that agreement in any material respect, all of his or her outstanding RSUs will be forfeited, and we will have the right to recover from the participant the fair market value, on the date of settlement, of the shares of common stock acquired within the 12-month period ending upon the occurrence of the violation.
The Employee RSU Plan provides that all awards are subject to our clawback policies. For more information about our current executive compensation recoupment policies, see "Executive Compensation—Executive Incentive Recoupment" on page 32 of this proxy statement.
Demotion or Re-Assignment
If a participant is, at a time when an outstanding RSU is not yet fully vested, transferred or reassigned to a position for which a lesser RSU award would have been granted under the award guidelines in effect on the original date of grant, then a portion of the unvested part of the RSU will be forfeited. The portion to be forfeited will be proportional to the difference in size between the RSU award as granted and the lesser award that would have been granted.
Stock Splits, Dissolutions, Mergers and Similar Events
Except as provided below, in the event of a capital adjustment resulting from a stock dividend, stock split, stock combination, reorganization, merger, or similar event, the total number and kind of securities subject to RSUs granted under the Employee RSU Plan, and the number and kind of securities subject to outstanding RSUs, will be adjusted consistent with the capital adjustment.
In the event of a reorganization in which we are not the surviving or acquiring company, the securities of another corporation may be substituted for the shares subject to the Employee RSU Plan and any outstanding RSUs, and appropriate adjustments may be made in the total number of securities for the issuance of RSUs may be granted under the Employee RSU Plan and the number of securities subject to outstanding RSUs. If no such substitution, exchange, or conversion is made, or in the event of our dissolution or liquidation, each outstanding RSU will vest in full.
A "reorganization" is a merger, consolidation, share exchange, sale of all or substantially all of the assets of Fastenal, or sale pursuant to which Fastenal is or becomes a wholly-owned subsidiary of another company.
Conditions of Settlements of RSUs
No RSU may be settled, or shares delivered to the participant, unless all withholding taxes have been satisfied, and unless all applicable securities listing, registration and qualification requirements have been complied with and all necessary or desirable consents and approvals of regulatory bodies have been obtained.
Suspension, Termination and Amendment
Our board of directors may suspend, terminate, or amend the Employee RSU Plan at any time. No suspension, termination, or amendment of the Employee RSU Plan that occurs after the grant of an outstanding RSU may impair a participant's rights and obligations related to that RSU without the participant's consent. However, the consent of a participant to any suspension, termination, or amendment of the Employee RSU Plan or of that participant's RSUs will be considered to have been given if the participant fails to object in writing within 15 days after written notice of the suspension, termination, or amendment has been given to the participant in person or by certified mail. Any amendments to the Employee RSU Plan will be made subject to approval by our shareholders, to the extent considered necessary to comply with applicable law or the listing requirements of Nasdaq or other recognized national securities exchange. Unless the Employee RSU Plan is terminated earlier by our board of directors, it will remain in effect until RSUs for all available shares have been granted and all granted RSUs have been settled or forfeited.
Restrictions on Transfer of RSUs
RSUs granted under our Employee RSU Plan are not transferable other than by will or by the laws of descent and distribution. RSUs granted under the Employee RSU Plan may not be pledged by a participant to secure debt.

Federal Income Tax Consequences
This summary of federal income tax consequences of RSUs does not purport to be complete and applies only to participants who are U.S. taxpayers. Reference should be made to the applicable provisions of the Code.
A participant will not recognize taxable income when RSUs are granted and the company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) when payment or settlement is made, in an amount equal to the fair market value of any shares delivered (or the amount of cash paid by us, if any) and we will be entitled to a corresponding deduction.
The foregoing discussion of tax consequences of RSUs granted under the Employee RSU Plan assumes that the award discussed is either not considered a "deferred compensation arrangement" subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A of the Code but fails to comply, in operation or form, with the requirements of Section 409A of the Code, the affected participant would generally be required to include in income when the award vests the amount deemed deferred, would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.
Section 280G of the Code disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Code imposes a 20% excise tax on those payments. To the extent that payments upon a change in control are classified as excess parachute payments, our tax deduction would be disallowed under Section 280G of the Code. We do not provide tax gross-ups for taxes due in connection with a change in control.
Potential Limitation on Our Deductions
Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain covered individuals in a taxable year to the extent that compensation to any such covered individual exceeds $1,000,000. It is possible that compensation attributable to RSUs, when combined with all other types of compensation received by a covered individual from Fastenal, may cause this limitation to be exceeded in any particular year.
New Plan Benefits
Because all awards of RSUs under the Employee RSU Plan are entirely within the discretion of the administrator, future awards under the Employee RSU Plan are not yet determinable.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR PROPOSAL #4
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PROPOSAL #5 – APPROVAL OF THE FASTENAL COMPANY NON-EMPLOYEE DIRECTOR STOCK AND RESTRICTED STOCK UNIT PLAN
Introduction
We are asking our shareholders to approve the Fastenal Company Non-Employee Director Stock and Restricted Stock Unit Plan (the Director RSU Plan), which was approved by our board of directors on January 16, 2026, subject to shareholder approval. A copy of the Director RSU Plan is attached to this proxy statement as Exhibit B. If our shareholders approve the Director RSU Plan, it will be effective as of the date of such approval.
The Plan is intended to incentivize our non-employee directors with annual grants of restricted stock units (RSUs) and to encourage and enable each of the company's non-employee directors to elect to purchase the company's common stock in lieu of some or all of the annual cash retainer payments that a director would otherwise be entitled to receive for service on the company's board of directors.
Our non-employee directors do not participate in the Employee Option Plan, nor will they be eligible to participate in the Employee RSU Plan, if approved.
Shareholder Approval and Board of Directors Recommendation
Shareholder approval of the Director RSU Plan is being sought in order to satisfy the shareholder approval requirements of Nasdaq.
Our board of directors recommends that our shareholders vote FOR the Director RSU Plan because it will introduce RSUs into the compensation mix provided to our non-employee directors, and more closely align their interests with those of our shareholders. It will also permit non-employee directors to elect to receive vested stock in lieu of cash compensation, in addition to stock options which may be granted under our Non-Employee Director Stock Option Plan (Director Option Plan),

and it includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices.
Basis for the Requested Share Reserve
Long-term equity-based incentives play a critical role in our director compensation program.
As of December 31, 2025, there were 1,148,057,473 shares of our common stock issued and outstanding.
Overhang
The following table summarizes information regarding awards outstanding and shares remaining available for grant under our Employee Option Plan and Director Option Plan as of December 31, 2025:

Shares Subject to Outstanding Awards	Employee Stock Option Plan	Non-Employee Director Stock Option Plan
Stock Options Outstanding	7,452,733	539,746
Weighted Average Exercise Price of Stock Options Outstanding	$25.85	27.77
Weighted Average Remaining Term of Stock Options Outstanding	6.15 years	6.66 years
Shares Available for Issuance	10,287,354	9,326,400
The outstanding equity awards together with the shares remaining available for issuance under the Employee Option Plan and Director Option Plan (commonly referred to as the overhang), represent approximately 2% of the fully diluted number of shares of our common stock. The dilutive impact of the additional 8,500,000 shares that would be available for issuance if both the Employee RSU Plan and the Director RSU Plan are approved would increase the overhang by approximately 1% percentage points to approximately 3% based on our fully diluted number of shares of our common stock as of December 31, 2025.
Duration
We expect that the number of shares to be reserved under the Director RSU plan to be sufficient for granting stock and RSUs to non-employee directors for approximately ten years.
Key Compensation Practices
The Director RSU Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:
•Annual limit on awards to non-employee directors. The Director RSU Plan contains an annual limit on the aggregate value of all awards granted during a calendar year to any non-employee director.
•No liberal share recycling. We may not add back to the Director RSU Plan's share reserve shares that are tendered or withheld to satisfy a tax withholding obligation or settled in cash.
•No liberal definition of "change in control." No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any assessment by the board of directors that a change in control may be imminent.
•No excise tax gross-up payments. The Director RSU Plan does not provide for any gross-up payments to offset any excise taxes under Internal Revenue Code (Code) Section 280G.
•No evergreen. The Director RSU Plan does not have an evergreen or similar provision that provides for an automatic replenishment of shares available for grant.
•Limits on dividend equivalents. The Director RSU Plan prohibits the payment of dividend equivalents in connection with an award until it vests.
Description of Director RSU Plan
The major features of the Director RSU Plan are described below.
Administration
The Director RSU Plan will be administrated by our compensation committee. The administrator will have the authority to grant stock and RSUs under the Director RSU Plan, to specify the number of shares of stock granted and covered by each RSU, to set the vesting and other terms of each RSU, to interpret the Director RSU Plan, and to make any other determination that it believes necessary or advisable for the proper administration of the Director RSU Plan. The administrator may delegate non-discretionary administrative responsibilities under the Director RSU Plan to such persons as it may determine.

Number of Shares
The total number of shares of common stock of Fastenal that will be available for issuance of stock awards or upon settlement of RSUs is 1,000,000, subject to adjustment as provided below. If a RSU terminates or is forfeited before it vests, the shares covered by the forfeited portion of the RSU would again be available for RSU grants. Shares subject to RSUs settled in cash will also be returned to the Director RSU Plan's share pool.
If the elections to receive vested Stock under the Plan for any calendar year would otherwise involve a number of shares that would exceed the number of shares then available in the Plan's share reserve, the administrator will allocate to each participant a ratable portion of the remaining number of shares in the Plan's share reserve, and the resulting stock awards will be adjusted accordingly.
Eligibility
All of our non-employee directors, numbering ten as of December 31, 2025, will be eligible to participate in the Director RSU Plan.
Stock Elections
Stock may be granted only if and to the extent that a non-employee director elects to forgo cash compensation from the company in exchange for stock. Grants of stock will be fully vested.
On or before any December 31, each non-employee director may make an irrevocable election to receive stock under the Director RSU Plan in lieu of some or all of the annual cash retainer payment that the director would otherwise be entitled to receive for service as a non-employee director of the company during calendar years beginning after the effective date of such election. A non-employee director may elect to receive a stock award in lieu of any ten percent increment of an annual retainer amount between 10% and 100% of such payment amount. Any such election will be effective with respect to annual retainer amounts otherwise payable during each calendar year that begins after the date the company receives the applicable election form, unless the participating director acts to change the election, but any such modification will only take effect on the January 1 immediately following Fastenal's receipt of the amended election form. Once an election becomes effective as of the first day of a calendar year, such election will be irrevocable for that calendar year.
Restricted Stock Units
Non-employee directors may be granted RSUs. The holder of a RSU is entitled to receive a share of our common stock, or cash in the amount of the fair market value of a share of common stock, as of a future date, subject to certain restrictions and to a risk of forfeiture. RSU awards will be subject to such terms and conditions, consistent with the other provisions of the Director RSU Plan, as may be determined by the compensation committee. A RSU award vests at such times and in such installments as may be determined by the compensation committee.
Termination of Service
If a participant ceases to be a non-employee director of Fastenal for any reason, any outstanding RSUs held by that participant will be forfeited at the time that participant's service ends.
Breach of Certain Obligations
If a participant breaches any duty of loyalty owed to Fastenal, or violates an agreement with Fastenal, in any material respect, all of his or her outstanding RSUs will be forfeited, and we will have the right to recover from the participant the fair market value, on the date of grant or settlement, as applicable, of the shares of common stock acquired within the 12-month period ending upon the occurrence of the violation.
Stock Splits, Dissolutions, Mergers and Similar Events
Except as provided below, in the event of a capital adjustment resulting from a stock dividend, stock split, stock combination, reorganization, merger, or similar event, the total number and kind of securities which may granted under the Director RSU Plan, and the number and kind of securities subject to outstanding RSUs, will be adjusted consistent with the capital adjustment.
In the event of a reorganization in which we are not the surviving or acquiring company, the securities of another corporation may be substituted for the shares subject to the Director RSU Plan and any outstanding RSUs, and appropriate adjustments may be made in the total number of securities for the issuance of RSUs may be granted under the Director RSU Plan and the number of securities subject to outstanding RSUs. If no such substitution, exchange, or conversion is made, or in the event of our dissolution or liquidation, each outstanding RSU will vest in full.
A "reorganization" is a merger, consolidation, share exchange, sale of all or substantially all of the assets of Fastenal, or sale pursuant to which Fastenal is or becomes a wholly-owned subsidiary of another company.

Conditions to Settlement of RSUs
No RSU may be settled, or shares delivered to the participant, unless all applicable securities listing, registration and qualification requirements have been complied with and all necessary or desirable consents and approvals of regulatory bodies have been obtained.
Suspension, Termination and Amendment
Our board of directors may suspend, terminate, or amend the Director RSU Plan at any time. No suspension, termination, or amendment of the Director RSU Plan that occurs after the grant of an outstanding RSU may impair a participant's rights and obligations related to that RSU without the participant's consent. However, the consent of a participant to any suspension, termination, or amendment of the Director RSU Plan or of that participant's RSUs will be considered to have been given if the participant fails to object in writing within 15 days after written notice of the suspension, termination, or amendment has been given to the participant in person or by certified mail. Any amendments to the Director RSU Plan will be made subject to approval by our shareholders, to the extent considered necessary to comply with applicable law or the listing requirements of Nasdaq or other recognized national securities exchange. Unless the Director RSU Plan is terminated earlier by our board of directors, it will remain in effect until RSUs for all available shares have been granted and all granted RSUs have been settled or forfeited.
Restrictions on Transfer of RSUs
RSUs granted under our Director RSU Plan are not transferable other than by will or by the laws of descent and distribution. RSUs granted under the Director RSU Plan may not be pledged by a participant to secure debt.
Federal Income Tax Consequences
This summary of federal income tax consequences of stock awards and RSUs does not purport to be complete and applies only to participants who are U.S. taxpayers. Reference should be made to the applicable provisions of the Code.
A participant will be taxed upon grant of vested stock. Participants will not recognize taxable income when RSUs are granted and the company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income when payment or settlement is made, in an amount equal to the fair market value of any shares delivered (or the amount of cash paid by us, if any) and we will be entitled to a corresponding deduction.
The foregoing discussion of tax consequences of stock and RSUs granted under the Director RSU Plan assumes that the award discussed is either not considered a deferred compensation arrangement subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A of the Code but fails to comply, in operation or form, with the requirements of Section 409A of the Code, the affected participant would generally be required to include in income when the award vests the amount deemed deferred, would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.
Section 280G of the Code disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Code imposes a 20% excise tax on those payments. To the extent that payments upon a change in control are classified as excess parachute payments, our tax deduction would be disallowed under Section 280G of the Code. We do not provide tax gross-ups for taxes due in connection with a change in control.
New Plan Benefits
Non‑employee directors are eligible to receive annual equity awards and may elect to receive their cash retainers in the form of fully vested shares under the Director RSU Plan. The number of awards of RSUs under the Director RSU Plan are entirely within the discretion of the administrator; therefore, future awards of RSUs under the Director RSU Plan are not yet determinable. Awards of vested stock will be based on the dollar amount of fees elected to be converted and the fair market value of our common stock on the applicable grant date. As the number of securities that will be issuable pursuant to these elections is not currently determinable, no amounts for non‑employee directors are determinable.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR PROPOSAL #5
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PROPOSAL #6 – SHAREHOLDER PROPOSAL RELATING TO AN EEO-1 REPORT DISCLOSURE POLICY
Comptroller of the City of New York, Brad Landner, located at Municipal Building One Centre Street, 8th Floor North, New York, New York 10007-2341, submitted the following proposal on behalf of the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System (each, a 'System'), and each such System is a holder of at least $25,000 in market value of our common stock for at least one year. We disclaim all responsibility for the content of the proposal.
EEO-1 Report Disclosure Policy
Resolved: Shareholders request that the Board of Directors adopt a policy requiring Fastenal Company ('Fastenal') to publicly disclose its Consolidated EEO-1 Report, a comprehensive breakdown of its workforce by race, ethnicity and gender (the 'EEO-1 Report'), which Fastenal is required to submit annually to the U.S Equal Employment Opportunity Commission (EEOC). The policy should require that Fastenal annually disclose its EEO-1 Report on its website and in its proxy statement.
Supporting Statement
Fastenal's website asserts: "Because we value people, we prioritize safety, we foster a culture of diversity, equity, and inclusion, and we strive to improve communities and the planet.... [W]e remain strongly committed to promotion from within, creating pathways for employees to branch out, build rewarding careers, and become leaders in our organization."
We also believe that employees of color and women can contribute to improved company performance. A peer-reviewed 2024 study titled 'Impact of Diversity and Inclusion on Firm Performance: Moderating Role of Institutional Ownership' analyzed 8,089 firm-year observations from globally-listed firms using ordinary least squares regression. The study found that companies with higher diversity and inclusion scores tend to perform better.
The EEO-1 Report breaks down a company's U.S. workforce by race, ethnicity and gender according to 10 employment categories, including senior management, defined to incorporate individuals within two reporting levels of the CEO.
Fastenal's 2024 ESG Report discloses aggregate percentages for the category of "minority" employees separated by gender but the table does not include any job-specific categories. Even this partial data, however, is no longer available in the 2025 ESG Report.
EEO-1 Report disclosure would provide investors with more consistent information to benchmark Fastenal to its peers, in a decision-useful format, including:
•Standardized, quantitative, and reliable data in categories as defined by the EEOC, that is comparable across companies and industries, enabling investors to assess the representation of employees of color and women at various levels of Fastenal;
•Specific data on senior management diversity; and
•Particularized data that allows investors to assess the representation of specific racial and ethnic groups by gender, such as Black female employees, in a job category - and to make meaningful year-over-year comparisons.
Disclosure of its EEO-1 Report is a cost-effective means for Fastenal to demonstrate diversity performance. Fastenal already collects the data and submits it to the EEOC. The proposal neither prevents nor discourages Fastenal from disclosing any other information that management believes reflect its organizational structure or demonstrates its commitment to diversity and inclusion.
EEO-1 Report disclosure will bring Fastenal into line with virtually all S&P 100 companies, and nearly 400 of the S&P 500 companies, which disclose or have committed to disclose their EEO-1 Report, including its acknowledged peers, W.W. Grainger, Inc. and IDEX Corporation.
Other shareholders have agreed. In 2021, The New York City Pension Funds' EEO-1 shareholder proposals at DuPont and Union Pacific received 84% and 86% support, respectively.
Please vote FOR this proposal.
Our Company's Response to this Proposal
Fastenal is committed to providing equal employment opportunity to all employees and applicants. As a service focused organization, we continually work to develop a workforce that reflects our customer base and the communities in which we operate. Our policies prohibit discrimination based on any protected characteristic under applicable federal, state, or local laws, and these policies apply to all aspects of employment, including recruitment, hiring, promotion, and career development.
The Board and management actively engage with shareholders on governance, compensation, and sustainability matters. Fastenal understands and appreciates that our shareholders, including our employees, desire for transparency relating to our employment practices and demographics. We have previously provided workforce demographic information in our ESG Reports, including certain EEO 1–related data. We believe the demographic information already included in our ESG disclosures provides meaningful insight into the makeup of our workforce and supports transparency regarding our commitment to equal opportunity.
The Board also took into consideration the last time that our shareholders considered a proposal on a similar topic at our 2020 annual meeting of shareholders. At that time, the Board believed that adoption of the proposal would not enhance our existing commitment to equal employment opportunity or diversity within our workforce in any meaningful way.
The Board has again carefully considered the shareholder proposal requesting that the Company publicly disclose its Consolidated EEO 1 Report. While the Board values shareholder perspectives and remains committed to transparent communication, it has been determined to take no position on the proposal. Approval of the proposal would not, on its own, result in public disclosure of the Company's EEO 1 Report; rather, the Board would be required to evaluate and approve any future policy governing such disclosure.
The Board will continue to evaluate the Company's disclosure practices as part of its ongoing governance responsibilities and will consider stakeholder input, regulatory developments, and evolving best practices as part of that process.
THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON PROPOSAL #6
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SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of February 1, 2026 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 1, 2026, there were 1,148,212,464 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Scott A. Satterlee	147,709	(2)	*
Michael J. Ancius	174,576	(3)	*
Stephen L. Eastman	73,325	(4)	*
Brady D. Ericson	23,474	(5)	*
Daniel L. Florness	1,186,086	(6)	*
Rita J. Heise	199,776	(7)	*
Hsenghung Sam Hsu	110,915	(8)	*
Daniel L. Johnson	61,781	(9)	*
Sarah N. Nielsen	62,710	(10)	*
Irene A. Quarshie	33,736	(11)	*
Reyne K. Wisecup	129,547	(12)	*
Max H. Tunnicliff	—		*
Sheryl A. Lisowski	49,813	(13)	*
Jeffery M. Watts	185,012	(14)	*
Charles S. Miller	140,289	(15)	*
John L. Soderberg	132,235	(16)	*
Holden Lewis	20,194	(17)	*
BlackRock, Inc.
50 Hudson Yards	92,133,022	(18)	8.02%
New York, NY 10001
The Vanguard Group
100 Vanguard Blvd.	140,673,160	(19)	12.25%
Malvern, PA 19355
Directors and executive officers as a group (22 persons)	3,265,322	(20)	*

*	Less than 1%.
(1)Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.
(2)Consists of 50,000 shares held in Mr. Satterlee's revocable trust, over which Mr. Satterlee has voting and investment power, and stock options to acquire 97,709 shares of Fastenal's common stock, which are immediately exercisable.
(3)Includes 45,668 shares held in a revocable trust of Mr. Ancius and his wife, over which Mr. Ancius and his wife share voting and investment power, and stock options to acquire 103,878 shares of Fastenal's common stock, which are immediately exercisable.
(4)Consists of 21,000 shares held in Mr. Eastman's revocable trust, over which Mr. Eastman shares voting and investment power with his wife, and stock options to acquire 52,325 shares of Fastenal's common stock, which are immediately exercisable.
(5)Consists of stock options to acquire 23,474 shares of Fastenal's common stock, which are immediately exercisable.
(6)Consists of 565,036 shares held jointly by Mr. Florness and his wife, stock options to acquire 577,550 shares of Fastenal's common stock, which are immediately exercisable, approximately 23,500 shares attributable to the account of Mr. Florness in our 401(k) plan, and 20,000 shares held by Mr. Florness' wife. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(7)Consists of 40,000 shares held in Ms. Heise's revocable trust, over which Ms. Heise shares voting and investment power with her husband, and stock options to acquire 159,776 shares of Fastenal's common stock, which are immediately exercisable.
(8)Includes stock options to acquire 100,915 shares of Fastenal's common stock, which are immediately exercisable.
(9)Consists of 22,190 shares held in Mr. Johnson's revocable trust, over which Mr. Johnson and his wife share voting and investment power, and stock options to acquire 39,591 shares of Fastenal's common stock, which are immediately exercisable.
(10)Consists of 5,000 shares held jointly by Ms. Nielsen and her husband, and stock options to acquire 57,710 shares of Fastenal's common stock, which are immediately exercisable.
(11)Consists of stock options to acquire 33,736 shares of Fastenal's common stock, which are immediately exercisable.
(12)Consists of 40,000 shares held in Ms. Wisecup's revocable trust, over which Ms. Wisecup shares voting and investment power with her husband, and stock options to acquire 89,547 shares of Fastenal's common stock, which are immediately exercisable.
(13)Consists of 10,192 shares held in Ms. Lisowski's living trust, over which Ms. Lisowski shares voting and investment power with her husband, stock options to acquire 35,384 shares of Fastenal's common stock, which are immediately exercisable, and approximately 4,237 shares attributable to the account of Ms. Lisowski in our 401(k) plan. Ms. Lisowski has the right to direct the investment of, and the voting of all the shares attributable to, her 401(k) plan account.
(14)Includes stock options to acquire 173,132 shares of Fastenal's common stock, which are immediately exercisable.
(15)Includes stock options to acquire 112,948 shares of Fastenal's common stock, which are immediately exercisable, and approximately 27,301 shares attributable to the account of Mr. Miller in our 401(k) plan. Mr. Miller has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(16)Consists of 1,840 shares held in custodian accounts, stock options to acquire 101,218 shares of the Company's common stock, which are immediately exercisable, and approximately 29,177 shares attributable to the account of Mr. Soderberg in our 401(k) plan. Mr. Soderberg has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(17)Mr. Lewis resigned effective April 16, 2025. Mr. Lewis' holdings are current as of January 19, 2026.
(18)According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2023, BlackRock, Inc., which is a parent holding company or control person, has sole voting power with respect to 82,966,048 shares and sole dispositive power with respect to 92,133,022 shares.
(19)According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2023, The Vanguard Group, which is a registered investment advisor, has shared voting power with respect to 1,500,900 shares, sole dispositive power with respect to 135,566,832 shares, and shared dispositive power with respect to 5,106,328 shares.
(20)Includes the shares in footnotes (2) through (17), including aggregate stock options to acquire 2,163,543 shares of Fastenal's common stock that are immediately exercisable and approximately 149,043 shares attributable to the 401(k) accounts of certain directors and executive officers.

ADDITIONAL MATTERS
If you are a registered shareholder, our 2025 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials from your broker. The notice will contain instructions as to how you can access our 2025 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2025 annual report.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2026 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.
We will pay the cost of soliciting our board of directors' form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.
Our transfer agent is Equiniti Trust Company, LLC. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120.
If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2025, you may do so without charge by writing to Investor Relations, at our offices at 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.
HOUSEHOLDING
We have adopted a procedure approved by the SEC called householding, by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding helps to eliminate duplicative mailings and reduces our mailing and printing expenses.
If your household would like to receive one rather than multiple mailings in the future, please write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.
If you currently participate in householding and would prefer to receive separate copies of our 2025 annual report or this proxy statement, please contact us in the manner described above and we will deliver the requested document free of charge and promptly upon receipt of your request.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR THE 2026 ANNUAL MEETING
Shareholder Proposals
Any shareholder proposal intended to be presented at the 2027 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 13, 2026. Any such proposal must follow the procedures provided in Rule 14a-8 under the Exchange Act.
Any other shareholder proposals intended to be presented at our 2027 annual meeting must be received by our General Counsel no later than January 23, 2027. Any such proposal must comply with the provisions contained in our bylaws.
Nomination of Director Candidates
Any shareholder who plans to nominate a person as a director at a shareholder meeting must comply with the provisions contained in our bylaws. Any such nomination must be received by our General Counsel no later than January 23, 2027.
In addition, our bylaws provide that under certain circumstances, a shareholder or group of shareholders may include director candidates that they have nominated in our proxy statement for an annual meeting of shareholders. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of up to 20 shareholders seeking to include their director candidates in our proxy statement must own 3% or more of our common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any proxy statement cannot exceed 20% of the number of directors then serving on the board, but may be at least two directors, subject to the other terms of the bylaws. The nominating shareholder(s) and nominee(s) must also satisfy other provisions contained in our bylaws. Requests to include shareholder-nominated candidates in our proxy materials for the 2027 annual meeting must be received by our General Counsel no later than November 13, 2026 and no earlier than October 14, 2026. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the board's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than February 22, 2027.

Exhibit A
FASTENAL COMPANY
EMPLOYEE RESTRICTED STOCK UNIT PLAN

This Plan is adopted and made by Fastenal Company, a Minnesota corporation with principal offices at Winona, Minnesota, for the benefit of certain employees of the Company and its subsidiaries.
1.    Purpose.
The Fastenal Company Restricted Stock Unit Plan (the 'Plan') is intended to advance the interests of the Company, its shareholders, and its subsidiaries by encouraging and enabling selected employees upon whose judgment, initiative and effort the Company and its subsidiaries are dependent for the successful conduct of their business, to acquire and retain a proprietary interest in the Company by ownership of its Shares.
2.    Definitions.
(a) 'Administrator' means the body administering the Plan, as specified in Section 9.
(b)'Award Agreement' means the written agreement or certificate evidencing the grant of Restricted Stock Units.
(c)'Board' means the Board of Directors of the Company.
(d)'Cause' means (i) any failure by a Grantee to materially conform to the Company's Standards of Conduct; (ii) a Grantee's continued failure or refusal to perform his or her duties to the Company or any Subsidiary (except when prevented by reason of illness, disability or approved leave of absence); (iii) a Grantee willfully engaging in conduct that is, in the good faith judgment of the Board or Administrator, demonstrably and materially detrimental to the Company or any Subsidiary, financially, reputationally, or otherwise; (iv) an illegal or negligent act by a Grantee that adversely affects the Company or any Subsidiary in a material way; or (v) conviction of a Grantee of a felony involving moral turpitude. For purposes of this Plan, if a Grantee's termination of employment occurs for any reason other than Cause, and the Company thereafter discovers additional facts that the Company was not aware of as of the date of termination that would have justified a termination of employment for Cause, and if the Administrator provides the Grantee with written notice stating the newly discovered facts that support a termination for Cause within 90 days after the applicable date of termination, then the Grantee's termination of employment will be deemed for all purposes under this Plan to be a termination of employment for Cause.
(e)'Code' means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any applicable treasury regulations and guidance promulgated thereunder.
(f)'Common Stock' means the Company's $.01 par value Common Stock.
(g)'Company' means Fastenal Company, a Minnesota corporation, and any successor corporation.
(h) 'Compensation Committee' means the Compensation Committee of the Board.
(i)'Date of Grant' means the date on which the Administrator approves the grant of a Restricted Stock Unit under the Plan, or such later effective date of the grant as may be specified by the Administrator on the date the Administrator approves the grant.
(j)'Exchange Act' means the Securities Exchange Act of 1934, as amended.
(k)'Fair Market Value' on any date means the per Share closing price or last sale price at which Shares were traded on that date or, if no sale of Shares occurred on that date, on the next preceding day on which a sale of Shares occurred, on Nasdaq or such other recognized national securities exchange on which the Shares are then listed and traded. If the Common Stock is not then listed and traded upon Nasdaq or another recognized national securities exchange, Fair Market Value shall be what the Administrator determines in good faith to be 100% of the fair market value of a Share as of the date in question. This determination by the Administrator shall be binding upon the Grantee and all other persons.
(l)'Grantee' means a person to whom outstanding Restricted Stock Units have been granted under the Plan.
(m)'Permitted Transfer' means a transfer of a Restricted Stock Unit by will or the laws of descent and distribution.
(n)'Restricted Stock Unit' means a right to receive a Share (or cash equal to the Fair Market Value of a Share, if applicable) upon vesting of an award granted under the Plan, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.

(o)'Retirement' means any termination of a Grantee's employment with the Company and its Subsidiaries, other than for Cause, occurring at or after age 60, or at or after completing 25 years or more of continuous employment with the Company and any of its Subsidiaries.
(p)'Separation from Service' means a 'separation from service' as such term is defined for purposes of Section 409A of the Code.
(q)'Shares' shall mean shares of Common Stock, or such other securities or property as may become subject to Restricted Stock Units pursuant to an adjustment as provided under Section 7 of the Plan.
(r)'Subsidiary' or 'Subsidiaries' means a subsidiary corporation or corporations of the Company as defined in Section 424 of the Code.
(s)'Successor' means the legal representative of the estate of a deceased Grantee or the person or persons who acquire the right to hold a Restricted Stock Unit by bequest or inheritance or by reason of the death of any Grantee.
3.    Shares Subject to Restricted Stock Units.
The aggregate number of authorized and unissued Shares for which Restricted Stock Units may be granted and which may be settled upon the vesting of Restricted Stock Units granted under the Plan shall not exceed 10,000,000, subject to adjustment under the provisions of Section 7. In the event that any Restricted Stock Unit terminates or is forfeited without having been paid or settled in full, or is settled in cash, other Restricted Stock Units may be granted covering the Shares subject to such Restricted Stock Unit.
4.    Participants.
All employees of the Company and its Subsidiaries shall be eligible to participate in the Plan, subject to any criteria, categories, or limitations that may be established by the Administrator from time to time. Criteria for participation may reflect an employee's contribution to the success of the Company, including the employee's responsibility for Company revenues and profits, responsibility for managing other employees, possession of special skills, and length of service. The Administrator shall determine participation, grant Restricted Stock Units, specify the number of Shares subject to each Restricted Stock Unit, and determine the vesting schedule of each award of Restricted Stock Units.
5.    Grant of Restricted Stock Units.
(a)Restricted Stock Units shall be granted to employees eligible to participate in the Plan at such times and in such amounts, consistent with the Plan, as may be determined by the Administrator, as long as Shares remain available for award under the Plan, or until the Plan is terminated as provided herein.
(b)Dividend equivalents may be granted in connection with any Restricted Stock Units, if determined by the Administrator and specified in the Award Agreement; provided, however, that (i) no dividend equivalents may be paid with respect to any Restricted Stock Units before the date such Restricted Stock Units have vested under the terms of such Award Agreement, (ii) any dividend equivalents that are credited with respect to Restricted Stock Units will be subject to all of the terms and conditions applicable to such Restricted Stock Units, and (iii) any dividend equivalents that are credited with respect to any such Shares subject to a Restricted Stock Unit award will be forfeited to the Company on the date, if any, such Restricted Stock Unit award is forfeited by the Grantee due to a failure to meet any vesting conditions under the terms of such Award Agreement.
6.    Terms and Conditions of Restricted Stock Units.
All Restricted Stock Units granted under the Plan shall be evidenced by an Award Agreement in such form and with such terms, including any conditions as to vesting, as the Administrator may from time to time approve consistent with the Plan, subject to the following limitations and conditions:
(a)Shareholder Rights. Neither a Grantee nor any transferee pursuant to a Permitted Transfer shall have any of the rights of a shareholder of the Company unless and until the Restricted Stock Units have been settled in Shares, which have been properly issued to such Grantee or transferee.
(b)Vesting of Restricted Stock Units.
(1)The date or dates at which each Restricted Stock Unit will become vested shall be determined and stated by the Administrator in the Award Agreement at the time of grant, or as thereafter amended. Restricted Stock Units that vest based solely on the satisfaction by the Grantee of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Date of Grant (during which no portion of the award may be scheduled to vest), and Restricted Stock Units whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a dissolution, liquidation or Reorganization as provide in Section 7 (ii) a termination of employment due to death or disability, (iii) a replacement award in the case of a Reorganization that does not reduce the vesting period of the award being replaced, and (iv) outstanding and settled Restricted Stock Units involving an aggregate number of Shares not in excess of 5% of the Plan's share reserve specified in Section 3.
(2)Vesting of a Restricted Stock Unit may be conditioned on service or conditioned on the achievement of specified financial or individual performance goals. If vesting of a Restricted Stock Unit is conditioned on the achievement of specified performance goals, the extent to which the goals are achieved over the specified performance period shall determine the number of Restricted Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Restricted Stock Units stated in the Award Agreement.
(3)Except as otherwise provided in this Plan or an Award Agreement, a Restricted Stock Unit may vest only while the Grantee is employed by the Company or a Subsidiary, and only if the Grantee has been continuously so employed since the date the Restricted Stock Unit was granted.
(c)Settlement of Restricted Stock Units. Following the vesting of a Restricted Stock Unit award, and the Administrator's determination that any necessary conditions precedent to the settlement of the Restricted Stock Units (such as satisfaction of tax withholding obligations pursuant to Section 9(b) and compliance with applicable legal requirements) have been satisfied, settlement of the vested Restricted Stock Units shall be made within sixty (60) days after the vesting date, or at such other time or times set forth in the Award Agreement, in the form of Shares, or in the discretion of the Administrator, cash equal to the Fair Market Value of the Shares, or a combination of cash and Shares; provided, however, that Restricted Stock Units held by employees located in Canada may be settled only in Shares. The number of Shares issued shall always be a whole number. No fractional Shares may be issued under the Plan, and any fractional Shares will be rounded down or paid in cash, in the discretion of the Administrator.
(d)Nontransferability of Restricted Stock Units. No Restricted Stock Unit shall be transferable or assignable by a Grantee otherwise than by a Permitted Transfer. No Restricted Stock Unit shall be pledged or hypothecated in any way and no Restricted Stock Unit shall be subject to execution, attachment, or similar process. Any Restricted Stock Unit held by a transferee pursuant to a Permitted Transfer shall continue to be subject to the same terms and conditions that were applicable to such Restricted Stock Unit immediately prior to its transfer. For purposes of any provision of this Plan relating to notice to a Grantee or to the vesting or forfeiture of a Restricted Stock Unit upon or following the death, disability or termination of employment of a Grantee, the references to 'Grantee' shall mean the original Grantee of a Restricted Stock Unit and not any transferee.
(e)Termination of Employment. Except as otherwise provided in Sections 6(h), 6(i) or 6(j), or as otherwise determined by the Administrator and subject to Section 6(b)(1), upon termination of a Grantee's employment with the Company and its Subsidiaries, any unvested Restricted Stock Units held by such Grantee shall terminate and be forfeited. The granting of a Restricted Stock Unit to a Grantee does not alter in any way the existing rights of the Company and its Subsidiaries to terminate such person's employment at any time for any reason or for no reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.
(f)Death of Grantee. If a Grantee dies while in the employ of the Company or any Subsidiary, any outstanding Restricted Stock Unit shall continue to vest in accordance with the terms and schedule set forth in the applicable Award Agreement following the Grantee's death.
(g)Retirement of Grantee. The Administrator shall have the authority, in its discretion, to provide in the applicable Award Agreement, either at the time a Restricted Stock Unit is granted or by amendment to such Award Agreement while the Restricted Stock Unit is outstanding, for the accelerated or continued vesting of such Restricted Stock Unit upon or following Retirement, subject to Section 6(b)(1).
(h)Termination for Cause. Upon termination of a Grantee's employment with the Company and its Subsidiaries for Cause, any unvested, unpaid or unsettled Restricted Stock Units held by such Grantee shall immediately terminate and be forfeited.
(i)Forfeiture For Breach of Obligations. Notwithstanding any other provision in this Plan, if a Grantee who is party to a non-competition, non-solicitation and/or confidentiality agreement with the Company or any Subsidiary violates any such agreement in any material respect, any unvested Restricted Stock Unit held by such Grantee shall immediately terminate and be forfeited, and with respect to Shares obtained or cash paid upon settlement of a Restricted Stock Unit within a 12 month period prior to the occurrence of such violation, the Grantee shall be liable to the Company for the Fair Market Value on the date of settlement of the Shares acquired upon settlement of a Restricted Stock Unit. The Grantee shall pay such amount promptly upon demand by the Company. In addition, Restricted Stock Units and any compensation associated therewith are subject to recoupment, forfeiture, recovery or other action pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee at any time, as amended from time to time, which includes but is not limited to the Company's Compensation, Forfeiture, Recovery and True-Up Policy, and any other compensation recovery policy adopted by the Board or the Compensation Committee in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission's final rules thereunder, and applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law or stock exchange. Any Award Agreement will be automatically and unilaterally amended to comply with any such compensation recovery policy.
(j)Demotion or Reassignment of Grantee. If at any time before an outstanding Restricted Stock Unit vests, the Grantee of such Restricted Stock Unit is transferred or reassigned to a position within the Company or any Subsidiary in which, had the Grantee been assigned to such position as of the Date of Grant of such Restricted Stock Unit, the Grantee would not have been entitled, under the Restricted Stock Unit award guidelines then being applied by the Administrator, to receive a Restricted Stock Unit award covering as many Shares as were made subject to the Restricted Stock Unit actually issued (a 'Demotion'), then a portion (or all) of the Restricted Stock Units will be forfeited by the Grantee on the effective date of the Demotion determined by the Administrator in its discretion as follows:
(1)If no portion of the outstanding Restricted Stock Unit has become vested prior to the effective date of the Demotion, then the portion of the Restricted Stock Unit that will be forfeited as of the effective date of the Demotion shall be equal to the difference between the number of Restricted Stock Units granted to the Grantee on the Date of Grant and the number of Restricted Stock Units that would have been granted had the Grantee been assigned to such new position as of the Date of Grant under the Restricted Stock Unit award guidelines then applied by the Administrator. The Restricted Stock Units will become vested as to the remaining Restricted Stock Units that are not forfeited on a pro rata basis in accordance with the original vesting schedule; or
(2)If a portion of the outstanding Restricted Stock Unit award was vested prior to the effective date of the Demotion, then a portion of the Restricted Stock Units not yet vested as of the effective date of the Demotion will be forfeited by the Grantee on the effective date of the Demotion, with such portion determined consistent with Section 6(j)(1) above.
7.    Adjustments.
(a)Except as provided in Section 7(c), in the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of Shares, the number and kind of Shares subject to the Plan and the number and kind of Shares subject to outstanding Restricted Stock Units shall be adjusted consistent with such capital adjustment. The granting of a Restricted Stock Unit pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.
(b)In the event of the dissolution or liquidation of the Company, any Restricted Stock Unit granted under the Plan shall fully vest and be settled as of the date of dissolution or liquidation.
(c)In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then:
(1)If there is no plan or agreement respecting the Reorganization ('Reorganization Agreement') or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Shares subject to outstanding Restricted Stock Units for securities of another corporation, then any Restricted Stock Units granted under the Plan shall vest as of the effective date of the Reorganization; or
(2)If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares subject to outstanding Restricted Stock Units for securities of another corporation, then the outstanding Restricted Stock Units or their replacement awards shall continue to be subject to the Plan and the applicable Restricted Stock Unit Award Agreements. The Administrator may make appropriate adjustment in the number and kind of Shares subject to Restricted Stock Units that may be granted under the Plan. In addition, the Administrator shall make appropriate adjustment in the number and kind of Shares subject to outstanding Restricted Stock Units, or portions thereof, to the end that the interest of the holder of the Restricted Stock Unit shall, to the extent practicable, be maintained as before the occurrence of such event.

The term 'Reorganization' as used in this subsection (c) of this Section 7 shall mean any statutory merger, statutory consolidation, statutory share exchange, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.
(d)Adjustments and determinations under this Section 7 shall be made by the Administrator as specified herein, and its decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.
8.    Restrictions on Issuing Shares.
(a)The issuance of Shares in connection with the settlement of each vested Restricted Stock Unit shall be subject to the condition that if at any time the Administrator shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any Shares otherwise deliverable upon such settlement on Nasdaq or other recognized national securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of Shares pursuant thereto, then in any such event, such delivery shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.
(b)The Company, or its Subsidiary, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Grantee an amount sufficient to cover any required withholding taxes related to the grant, vesting or settlement of a Restricted Stock Unit, and (ii) require a Grantee or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Administrator may permit the Grantee to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Grantee pursuant to the Restricted Stock Units, or by transferring to the Company Shares already owned by the Grantee, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
9.    Administration of Plan.
(a)The Plan shall be administered by the Board or by a committee of two or more directors of the Company appointed by the Board (the 'Administrator'). Unless otherwise specified, the Administrator shall be the Compensation Committee. If the Plan is administered by a committee other than the Compensation Committee, it shall report all material actions taken by it to the Board. In administering the Plan, the Administrator shall be governed by and shall adhere to the provisions of the Plan, including any criteria for eligibility or participation established by the Board from time to time. Subject to the foregoing, the Administrator shall determine eligibility to participate in the Plan, ascertain the number of Restricted Stock Units for which each participant is eligible to receive in accordance with any established criteria, grant Restricted Stock Units, construe and interpret the Plan, and make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons. The Administrator may delegate administrative authority under this Plan to such officers or employees of the Company or others as it may determine, except that any authority so delegated shall not extend to granting and administering awards to persons who are then subject to Section 16 of the Exchange Act. Restricted Stock Units granted to persons subject to Section 16 of the Exchange Act must be granted either by the Board or by a committee composed entirely of 'non-employee directors' as defined in Rule 16b-3 under the Exchange Act.
(b)To the greatest extent permitted by law, (i) no member or former member of the Administrator shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Restricted Stock Unit granted under the Plan, and (ii) the members or former members of the Administrator shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.
10.    Delivery of Shares and Proceeds.
Upon the settlement of a vested Restricted Stock Unit, the Administrator shall cause the vested Shares to be issued by the Company's transfer agent and a certificate or statement of issuance of electronic book-entry to be delivered to the Grantee.
11.    Amendment, Suspension, or Termination of Plan.
The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as it may deem advisable in order that the Restricted Stock Units granted thereunder may conform to any changes in the law or in any other respect which it may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated as provided herein, the Plan shall terminate when all available Shares have been granted and no granted Restricted Stock Unit is outstanding. No Restricted Stock Unit may be granted during any suspension or after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without a Grantee's consent, impair any of the rights or obligations under any outstanding Restricted Stock Unit theretofore granted to such Grantee under the Plan. A Grantee's consent to any amendment, suspension, or termination of the Plan or to any Restricted Stock Unit issued pursuant to the Plan shall be deemed to have been given if the Grantee fails to object in writing within 15 days after written notice thereof, given in person or by certified mail sent to the Grantee's address contained in the records of the Company. To the extent considered necessary to comply with applicable provisions of law or the listing requirements of Nasdaq or other applicable recognized national securities exchange, amendments to the Plan will be subject to approval by the shareholders of the Company.
12.    Other Provisions.
(a)Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Restricted Stock Units awarded under the Plan. Neither the Company, its Subsidiaries, the Administrator, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Subsidiaries, and a Grantee. To the extent any person has or acquires a right to receive a payment in connection with Restricted Stock Unit award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.
(c)Section 409A. It is intended that all Restricted Stock Units granted under the Plan will be exempt from, or will comply with, Section 409A of the Code ('Section 409A'), and to the maximum extent permitted the Restricted Stock Units and the Plan will be interpreted and administered in accordance with this intent. Each amount to be paid or benefit to be provided under a Restricted Stock Unit shall be construed as a separate and distinct payment for purposes of Section 409A. If payment of a Restricted Stock Units is to be made within a designated period which does not begin and end within one calendar year, the Grantee does not have a right to designate the taxable year of the payment. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated income recognition and/or tax penalties under Section 409A:
(1)If any amount is payable under such Restricted Stock Unit upon a termination of employment, a termination of employment will be deemed to have occurred only at such time as the Grantee has experienced a Separation from Service; and
(2)If any amount shall be payable with respect to any such Restricted Stock Unit as a result of a Grantee's Separation from Service at such time as the Restricted Stock Unit is a 'specified employee' within the meaning of Section 409A, then no payment shall be made, except as permitted under Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Grantee's Separation from Service or (ii) the Grantee's death. Unless the Compensation Committee has adopted a specified employee identification policy as contemplated by Section 409A, specified employees will be identified by the Board in its discretion in accordance with the default provisions specified under Section 409A.
None of the Company, the Board, the Administrator nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Restricted Stock Unit from, or compliance of any Restricted Stock Unit with, the requirements of Section 409A, (ii) have any obligation to design or administer the Plan or Restricted Stock Unit granted thereunder in a manner that minimizes a Grantee's tax liabilities, including the avoidance of any additional tax liabilities under Section 409A, or (iii) shall have any liability to any Grantee for any such tax liabilities.
13.    Adoption and Effective Date of Plan.
The Plan was approved and adopted by the Board of Directors on January 16, 2026, and will become effective upon its approval by the shareholders of the Company.
Please note: Employees are accepting this information in English (Les employés acceptent que cette information soit en anglais).

Exhibit B
FASTENAL COMPANY
NON-EMPLOYEE DIRECTOR STOCK AND RESTRICTED STOCK UNIT PLAN
This Plan is adopted and made by Fastenal Company, a Minnesota corporation with principal offices at Winona, Minnesota (the 'Company'), for the benefit of the Non-Employee Directors of the Company.
1.    Purpose.
The Fastenal Company Non-Employee Director Stock Option Plan (the 'Plan') is intended to more closely align the interests of the Company's Non-Employee Directors with those of the Company's shareholders by allowing for the grant of equity-based compensation to Non-Employee Directors in the form of Restricted Stock Units and to enable each of the Company's Non-Employee Directors to elect to receive awards of vested shares of the Company's common stock in lieu of some or all of the annual cash payments that the Director would otherwise be entitled to receive for service on the Company's Board.
2.    Definitions.
(a)'Administrator' means the Board or the committee appointed by the Board to administer the Plan, as specified in Section 11.
(b)'Award' means an award of Restricted Stock Units or Stock granted under the Plan.
(c)'Award Agreement' means the written agreement or certificate evidencing the grant of Restricted Stock Units, or for Stock Awards, a grant notification.
(d)'Board' means the Board of Directors of the Company.
(e)'Code' means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any applicable Treasury regulations or interpretations thereunder.
(f)'Common Stock' means the Company's $.01 par value common stock.
(g)'Company' means Fastenal Company, a Minnesota corporation, and any successor corporation.
(h)'Employee' means an employee of the Company or a Subsidiary.
(i)'Fair Market Value' on any date means the per Share closing price or last sale price at which Shares were traded on that date or, if no sale of Shares occurred on that date, on the next preceding day on which a sale of Shares occurred, on Nasdaq or such other recognized national securities exchange on which the Shares are then listed and traded. If the Common Stock is not then listed and traded on Nasdaq or another recognized national securities exchange, Fair Market Value shall be what the Administrator determines in good faith to be 100% of the fair market value of a Share as of the date in question. This determination by the Administrator shall be binding upon the Participant and all other persons.
(j)'Grant Date' means the date on which the Administrator approves the grant of a Restricted Stock Unit under the Plan, or such later effective date of the grant as may be specified by the Administrator on the date the Administrator approves the grant, or the date specified by the Administrator on which some or all of the Annual Cash Payment would have been paid to the Non-Employee Director but for an Election to receive Stock.
(k)'Non-Employee Director' means a member of the Board who is not an Employee.
(l)'Participant' means an individual to whom an Award has been granted under the Plan.
(m)'Permitted Transferee' means a transferee of a Restricted Stock Unit by will or the laws of descent and distribution.
(n)'Reorganization' means a statutory merger, statutory consolidation or statutory share exchange involving the Company, a sale of all or substantially all of the assets of the Company, or a sale, pursuant to an agreement with the Company, of securities of the Company, any of which results in the Company not being the surviving or acquiring company, or in the Company becoming a wholly-owned subsidiary of another company after the effective date of the Reorganization.
(o)'Restricted Stock Unit' means a right to receive a Share (or cash equal to the Fair Market Value of a Share, if applicable) upon vesting of an Award granted under the Plan, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.
(p)'Section 409A' means Section 409A of the Code.
(q)'Separation from Service' means a 'separation from service' as such term is defined for purposes of Section 409A.
(r)'Service' means service as a Non-Employee Director.

(s)'Share' means a share of Common Stock, or such other securities or property as may become subject to an Award in lieu of or in addition to a Share pursuant to an adjustment as provided under Section 9 of the Plan.
(t)'Stock' means a vested Share or Shares.
(u)'Subsidiary' means a subsidiary corporation of the Company as defined in Section 424 of the Code.
3.    Shares Subject to Awards.
(a)The aggregate number of authorized and unissued Shares for which Awards may be granted under the Plan shall not exceed 1,000,000, subject to adjustment under the provisions of Section 9. In the event any Award shall, for any reason, terminate or be forfeited or surrendered without having been delivered in full, or in the event that a Restricted Stock Unit is settled in cash, the Plan's share reserve as specified in the preceding sentence shall correspondingly be replenished. If the elections by Participants pursuant to Section 5 for any calendar year would otherwise involve a number of Shares that would exceed the number of Shares then available in the Plan's share reserve, the Administrator will allocate to each Participant a ratable portion of the remaining number of Shares in the Plan's share reserve, and the resulting Awards shall be adjusted accordingly.
(b)Annual Maximum. The maximum number of Shares subject to Awards granted during a year to any Non-Employee Director shall not exceed $250,000.00 in total value (calculating the value of any such Awards based on the Grant Date fair value of such Awards for financial reporting purposes).
(c)Fractional Shares. The number of Shares issued shall always be a whole number. No fractional Shares may be issued under the Plan, and any fractional Shares will be rounded down or paid in cash, in the discretion of the Administrator.
4.    Participants.
All Non-Employee Directors shall be eligible to participate in the Plan. Non-Employee Directors who have received an Award under the Plan and/or who timely elect to participate in accordance with Section 5 shall be Participants in the Plan.
5.    Election to Receive Stock in Lieu of Cash.
(a)Making an Election. On or before any November 20, or, within 5 days prior to becoming a Non-Employee Director, each Non-Employee Director may elect to receive an Stock Award under the Plan in lieu of some or all of certain cash payment amounts as specified by the Administrator (the 'Annual Cash Payment') that such Director would otherwise be entitled to receive for Service as a Non-Employee Director of the Company during the calendar year commencing after the effective date of such election (an 'Election'). A Non-Employee Director may elect to receive a Stock Award in lieu of any ten percent increment of an Annual Cash Payment amount between 10% and 100% of such payment amount. Any such Election shall be made by completing, signing and submitting to the Company the Election form approved for such purpose by the Administrator, and will be effective with respect to the Annual Cash Payment otherwise payable for Service as a Non-Employee Director performed during the calendar year commencing after the completion of the Election. An Election must be made with respect to each calendar year by completing the Election form provided by the Administrator prior to end of the immediately preceding calendar year, and once an Election becomes effective as of the first day of a calendar year, such Election shall be irrevocable for that calendar year.
(b)Grants Pursuant to an Election.
For each calendar year during the term of this Plan and pursuant to the Election form, such Director will be granted a Stock Award hereunder on the Grant Date(s) specified by the Administrator during such calendar year on which some or all of the Annual Cash Payment would have been paid to the Non-Employee Director but for such Election.
(c)Stock Awards.
The number of Shares of Stock granted pursuant to an Election will be determined by dividing (A) the portion of the Annual Cash Payment that a Participant would have received in cash on the Grant Date but for the Election by (B) the Fair Market Value of a Share, and rounding down to the nearest whole number. An Award of Stock may be granted without an Award Agreement. Each Award of Stock will be fully vested.
6.    Grant of Restricted Stock Unit Awards.
In addition to Stock granted in connection with Elections made by Non-Employee Directors pursuant to Section 5, the Administrator has the authority to grant Restricted Stock Units to Non-Employee Directors on Grant Dates and in such amounts and with such terms, provisions and conditions as it shall determine in its sole discretion. Each Restricted Stock Unit Award pursuant to the Plan will be evidenced by an Award Agreement in the form approved by the Administrator.
7.    Terms and Conditions of Restricted Stock Unit Awards.
All Restricted Stock Unit Awards granted under the Plan shall be subject to the following terms and conditions:

(a)Number of Restricted Stock Units. The number of Restricted Stock Units granted will be determined by the Administrator.
(b)Vesting. Each such Restricted Stock Unit Award will have such vesting conditions and timing as the Administrator may determine.
(c)Transferability of Restricted Stock Units. During the lifetime of a Participant no Restricted Stock Units may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 7(c) shall be of no effect. Any Restricted Stock Unit Award held by a Permitted Transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to vesting or forfeiture of a Restricted Stock Unit upon Separation from Service of a Participant, the references to 'Participant' shall mean the original grantee of a Restricted Stock Unit Award and not any transferee.
(d)Shareholder Rights. Neither a Participant nor any Permitted Transferee of a Restricted Stock Unit shall have any of the rights of a shareholder of the Company unless and until the Restricted Stock Units have been settled in Shares, which have been properly issued to such Participant or transferee.
(e)Settlement of Restricted Stock Units. Following the vesting of a Restricted Stock Unit Award, and the Administrator's determination that any necessary conditions precedent to the settlement of the Restricted Stock Units (such as compliance with applicable legal requirements) have been satisfied, settlement of the vested Restricted Stock Units shall be made within sixty (60) days after the vesting date, or at such other time or times set forth in the Award Agreement, in the form of Shares, or in the discretion of the Administrator, cash equal to the Fair Market Value of the Shares, or a combination of cash and Shares; provided, however, that Restricted Stock Units held by Non-Employee Directors located in Canada may be settled only in Shares.
(f)Separation from Service. Except as otherwise provided in an Award Agreement, or as otherwise determined by the Administrator, upon Participant's Separation from Service, any unvested Restricted Stock Units held by such Participant shall terminate and be forfeited. The granting of a Restricted Stock Unit to a Participant does not alter in any way the existing rights of the Company to terminate such person's Service at any time for any reason or for no reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.
(g)Dividend Equivalents. Dividend equivalents may be granted in connection with any Restricted Stock Units, if determined by the Administrator and specified in the Award Agreement; provided, however, that (i) no dividend equivalents may be paid with respect to any Restricted Stock Units before the date such Restricted Stock Units have vested under the terms of such Award Agreement, (ii) any dividend equivalents that are credited with respect to Restricted Stock Units will be subject to all of the terms and conditions applicable to such Restricted Stock Units, and (iii) any dividend equivalents that are credited with respect to any such Shares subject to a Restricted Stock Unit award will be forfeited to the Company on the date, if any, such Restricted Stock Unit award is forfeited by the Participant due to a failure to meet any vesting conditions under the terms of such Award Agreement.
8.    Forfeiture For Breach of Obligations.
Notwithstanding any other provision in this Plan, if a Participant violates any duty of loyalty owed to, or agreement with, the Company in any material respect, any outstanding Award held by such Participant shall be subject to immediate forfeiture in the discretion of the Board, and with respect to any Shares obtained or cash paid upon receipt of Stock or settlement of a Restricted Stock Unit within a 12 month period prior to the occurrence of such violation, the Board may demand payment of and the Participant shall be liable to the Company for the Fair Market Value of the Shares on the date of settlement of the Shares. The Participant shall pay such amount promptly upon demand by the Company.
9.    Adjustments and Reorganizations.
(a)Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities subject to the Plan, and (ii) the number and kind of Shares or other securities subject to outstanding Restricted Stock Unit Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 8(a) in connection with the conversion of any convertible securities of the Company.

(b)Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, any Restricted Stock Unit granted under the Plan shall fully vest and be settled as of the date of dissolution or liquidation.
(c)Reorganization. In the event of a Reorganization, then:
(1)If there is no plan or agreement respecting the Reorganization ('Reorganization Agreement') or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Shares subject to outstanding Restricted Stock Units for securities of another corporation, then any Restricted Stock Units granted under the Plan shall vest as of the effective date of the Reorganization; or
(2)If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares subject to outstanding Restricted Stock Units for securities of another corporation, then the outstanding Restricted Stock Units or their replacement awards shall continue to be subject to the Plan and the applicable Restricted Stock Unit Award Agreements, with such adjustments by the Administrator to the number and kind of securities subject to the then-outstanding the applicable Restricted Stock Unit Award Agreements as may be required or permitted by Section 9(a).
(d)Administrator Decisions Final. Adjustments and determinations under this Section 9 shall be made by the Administrator as specified herein, and its decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.
10.    Restrictions on Issuing Shares.
The issuance of Shares, either in connection with a grant of Stock, or in connection with the settlement of a vested Restricted Stock Unit shall be subject to the condition that if at any time the Administrator shall determine in its discretion that the listing, registration, or qualification of any Shares otherwise deliverable upon such settlement on Nasdaq or other recognized national securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of Shares pursuant thereto, then in any such event, such delivery shall not be effective unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.
11.    Administration of Plan.
(a)Administrator. The Plan shall be administered by the Compensation Committee of the Board. In administering the Plan, the Administrator shall be governed by and shall adhere to the provisions of the Plan. Subject to the foregoing, the Administrator may establish, amend or rescind rules to administer the Plan, interpret the Plan and any Award Agreement, reconcile any inconsistency, correct any defect or supply an omitted term in the Plan or any Award Agreement, and make all other determinations necessary or desirable for the administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons. The Administrator may delegate non-discretionary administrative responsibilities in connection with the Plan to such persons as it deems advisable.
(b)Liability and Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Administrator shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award granted under the Plan, and (ii) the members or former members of the Administrator shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.
12.    Delivery of Shares and Proceeds.
Upon the settlement of a vested Restricted Stock Unit, or the grant of a Stock Award, the Administrator shall cause the vested Shares to be issued by the Company's transfer agent and a certificate or statement of issuance of electronic book-entry to be delivered to the Participant.
13.    Amendment, Suspension, or Termination of Plan.
(a)Board's Authority. Subject to Section 13(b), the Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as it may deem advisable in order that the Awards granted thereunder may conform to any changes in the law or in any other respect which it may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated as provided herein, the Plan shall terminate when all available Shares have been granted and no granted Award is outstanding. No Awards may be granted during any suspension or after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without a Participant's consent, materially impair any of the rights or obligations under any outstanding Award theretofore granted to such Participant under the Plan, unless such action is necessary to comply with applicable law or stock exchange rules. A Participant's consent to any amendment, suspension, or termination of the Plan or to any Award issued pursuant to the Plan shall be deemed to have been given if the Participant fails to object in writing within 15 days after written notice thereof, given in person or by certified mail sent to the Participant's address contained in the records of the Company. To the extent considered necessary to comply with applicable provisions of law or the listing requirements of Nasdaq or other applicable recognized national securities exchange, amendments to the Plan will be subject to approval by the shareholders of the Company.
14.    Adoption and Effective Date of Plan.
The Plan was approved and adopted by the Board on January 16, 2026, and will become effective upon is approval by the Company's shareholders.
15.    Other Provisions.
(a)Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Subsidiaries, the Administrator, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Subsidiaries, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.
(c)Section 409A. It is intended that all Awards granted under the Plan will be exempt from, or will comply with, Section 409A, and to the maximum extent permitted the Awards and the Plan will be interpreted and administered in accordance with this intent. Each amount to be paid or benefit to be provided under an Award shall be construed as a separate and distinct payment for purposes of Section 409A. If payment of a Restricted Stock Units is to be made within a designated period which does not begin and end within one calendar year, the Participant does not have a right to designate the taxable year of the payment. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated income recognition and/or tax penalties under Section 409A.
None of the Company, the Board, the Administrator nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance of any Award with, the requirements of Section 409A, (ii) have any obligation to design or administer the Plan or an Award granted thereunder in a manner that minimizes a Participant's tax liabilities, including the avoidance of any additional tax liabilities under Section 409A, or (iii) shall have any liability to any Participant for any such tax liabilities.

FASTENAL COMPANY
2001 THEURER BOULEVARD
WINONA, MN 55987
ATTN: ELLEN STOLTS

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V83308-P42561

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTENAL COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Scott A. Satterlee	☐	☐	☐
1b. Michael J. Ancius	☐	☐	☐
1c. Stephen L. Eastman	☐	☐	☐
1d. Brady D. Ericson	☐	☐	☐
1e. Daniel L. Florness	☐	☐	☐
1f. Rita J. Heise	☐	☐	☐
1g. Hsenghung Sam Hsu	☐	☐	☐
1h. Daniel L. Johnson	☐	☐	☐
1i. Sarah N. Nielsen	☐	☐	☐
1j. Irene A. Quarshie	☐	☐	☐
1k. Reyne K. Wisecup	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2026 fiscal year.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐
4. Approval of the Fastenal Company Employee Restricted Stock Unit Plan.	☐	☐	☐
5. Approval of the Fastenal Company non-Employee Director Stock and Restricted Stock Unit Plan.	☐	☐	☐

The Board of Directors does not have a recommendation for voting on the following proposal:	**For**	**Against**	**Abstain**
6. Shareholder proposal relating to an EEO-1 reporting disclosure policy, if properly presented at the annual meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V83309-P42561

FASTENAL COMPANY
Annual Meeting of Shareholders
April 23, 2026 10:00 am Central Time
3560 Service Drive,
Winona, Minnesota 55987
This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Daniel L. Florness and John J. Milek, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of the Shareholders to be held on April 23, 2026, and at any adjournment thereof, all shares of Common Stock of FASTENAL COMPANY registered in your name at the close of business on February 23, 2026.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Proposals 1, 2, 3, 4, 5, and ABSTAIN on Proposal 6. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side